     As filed with the Securities and Exchange Commission on March 4, 2002
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                         Northrop Grumman Corporation
            (Exact name of registrant as specified in its charter)
                               -----------------
         Delaware                    3812                   95-4840775
      (State or other          (Primary Standard              (I.R.S.
       jurisdiction        Industrial Classification  Employer Identification
    of incorporation or          Code Number)                Numbers)
       organization)
                               -----------------
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)
                               -----------------
                                John H. Mullan
                    Corporate Vice President and Secretary
                            1840 Century Park East
                         Los Angeles, California 90067
                                (310) 553-6262
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               -----------------
                                  Copies To:
                                Andrew E. Bogen
                               Peter F. Ziegler
                          Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                      Los Angeles, California 90071-3197
                                (213) 229-7000
                               -----------------
   Approximate date of commencement of proposed sale of the securities to the
public:   As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______
                               -----------------
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                   Proposed Maximum  Proposed Maximum
 Title of Each Class of Securities   Amount to be   Offering Price  Aggregate Offering    Amount of
        to be Registered(1)          Registered(2)     Per Unit          Price(3)      Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock, par value
  $1.00 per share (together with the
  associated rights)................  55,092,761         N/A        $6,487,486,707.68    $596,849.08
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) This Registration Statement relates to securities of Northrop Grumman Corporation ("Northrop Grumman") exchangeable for all of the issued and outstanding shares of (a) common stock, par value $0.625 per share, of TRW
    Inc., an Ohio corporation ("TRW"), (b)        Cumulative Serial Preference
    Stock II, $4.40 Convertible Series 1, no par value per share (the "Series 1 Shares"), of TRW and (c) Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share (the "Series 3 Shares" and, together with the common stock and the Series 1 Shares, "capital stock"), of TRW in the offer to exchange by registrant for all of the issued and outstanding shares of TRW capital stock and in the proposed merger with TRW.
(2) This amount is based upon the maximum number of shares of common stock of Northrop Grumman (together with the associated rights to purchase Series A junior participating preferred stock) issuable upon completion of the offer to exchange and merger for shares of TRW capital stock.
(3) Computed solely for purposes of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of TRW common stock as reported on the New York Stock Exchange on March 1, 2002 ($51.08) and the maximum number of such shares (127,006,396) that may be exchanged for the securities being registered minus the maximum cash consideration payable for such shares.
                               -----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

   The information in this offer to exchange may change. Northrop Grumman may not complete the offer to exchange and issue these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

The information in this offer to exchange may change. Northrop Grumman may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This offer to exchange is not an offer to sell these securities and Northrop Grumman is not soliciting offers to buy these securities in any state where the offer is not permitted.



                            [LOGO] Northrop Grumman


                         NORTHROP GRUMMAN CORPORATION

           Offer To Exchange Each Outstanding Share of Common Stock

                                      of

                                   TRW INC.

                                      for

    Shares of Common Stock of Northrop Grumman Corporation valued at $47.00

                                      and

             Each Outstanding Share of Serial Preference Stock II

                                      of

                                   TRW INC.

                                      for

    Shares of Common Stock of Northrop Grumman Corporation valued at $47.00 multiplied by the then-effective conversion rate of the applicable Series of Serial Preference Stock II

                                      by

                         NORTHROP GRUMMAN CORPORATION

in each case subject to the procedures and limitations described in this offer to exchange and the related letters of transmittal.

   The offer to exchange of Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), and the withdrawal rights of the shareholders of TRW Inc., an Ohio corporation ("TRW"), will expire at 12:00 midnight, New York City time, on March 29, 2002, unless extended. TRW shares tendered pursuant to the offer to exchange may be withdrawn at any time prior to the expiration of the offer to exchange, but not during any subsequent offering period.

   Northrop Grumman hereby offers upon the terms and subject to the conditions set forth in this offer to exchange and in the related letters of transmittal, to issue shares of Northrop Grumman common stock, par value $1.00 per share, (together with associated rights to purchase Series A junior participating preferred stock) for each of the issued and outstanding shares of (a) common stock, par value $0.625 per share of TRW (the "common stock"), (b) Cumulative Serial Preference Stock II, $4.40 Convertible Series 1, no par value per share, of TRW (the "Series 1 Shares"), and (c) Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, no par value per share, of TRW (the "Series 3 Shares" and, together with the common stock and the Series 1 Shares, "capital stock" or "TRW shares"). Each share of TRW common stock may be exchanged for a number of shares of Northrop Grumman common stock equal to the exchange rate, as defined below. Each Series 1 Share and each Series 3 Share may be exchanged for a number of shares of Northrop Grumman common stock equal to the then-effective conversion rate for the Serial Preference Stock II multiplied by the exchange ratio. The method for calculating the conversion rates for the Series 1 Shares and the Series 3 Shares is provided in TRW's Amended Articles of Incorporation. See "The Offer to Exchange" beginning on page 25 for a discussion of the conversion rates. As of March 13, 2001, TRW reported that the conversion ratios for the Series 1 Shares and Series 3 Shares were 8.8 and 7.448.

   Northrop Grumman will determine the exact exchange ratio (the "exchange ratio") by dividing $47.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the offer to exchange but, in no event will the exchange ratio be more than
0.4563 ($47.00/$103.00) or less than 0.4159 ($47.00/$113.00). The closing price of Northrop Grumman common stock on the New York Stock Exchange on March 1, 2002, the last trading day before the offer to exchange commenced, was $107.75.

   The purpose of the offer to exchange is for Northrop Grumman to acquire control of, and ultimately the entire equity interest in, TRW. Northrop Grumman intends, promptly after completion of the offer to exchange, to seek to have TRW complete a merger (the "TRW merger") with Northrop Grumman or a wholly-owned subsidiary of Northrop Grumman, in which each outstanding share of capital stock of TRW (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) would be converted into the right to receive shares of Northrop Grumman common stock at the same exchange ratio as used in the offer to exchange, subject to dissenters' rights under Ohio law.

   Tenders of TRW shares pursuant to the offer to exchange will be effective, and Northrop Grumman shall have the right to acquire tendered TRW shares, only at such time as Section 1704 of the Ohio Revised Code shall not prohibit or delay the TRW merger. No tender of TRW shares shall be effective, and Northrop Grumman shall have no right to acquire tendered TRW shares, prior to such time. This provision is referred to herein as the "1704 Limitation."

   Northrop Grumman's obligation to exchange Northrop Grumman common stock for TRW capital stock is subject to the 1704 Limitation and each of the conditions listed under "The Offer to Exchange--Conditions to the Offer to Exchange" beginning on page 36.

   Northrop Grumman's common stock trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NOC," and TRW's common stock trades on the New York Stock Exchange, the Pacific Stock Exchange, the Chicago Stock Exchange and the Philadelphia Stock Exchange under the symbol "TRW."

   See "Risk Factors" beginning on page 10 for a discussion of various factors that shareholders should consider about Northrop Grumman's offer to exchange.

   Northrop Grumman is not asking TRW shareholders for a proxy and TRW shareholders are requested not to send a proxy. Any solicitation of proxies only will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

   Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to exchange. Any representation to the contrary is a criminal offense.

                The Dealer Manager for the Offer to Exchange is

                             Salomon Smith Barney

   The date of this offer to exchange is March 4, 2002.

   This offer to exchange incorporates important business and financial information about Northrop Grumman and its subsidiaries, Litton Industries, Inc. and Newport News Shipbuilding Inc., and TRW from documents filed with the SEC that have not been included in, or delivered with, this offer to exchange.

   This information is available on the SEC's website at http://www.sec.gov and from other sources. See "Additional Information" on page 61.

   TRW shareholders may also request copies of these documents from Northrop Grumman, without charge, upon written or oral request to Northrop Grumman's information agent, D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at (800) 755-7250 or by calling collect at (212) 269-5550. TRW shareholders may call the toll free number above to learn the exchange ratio starting on the second trading day prior to the expiration of the offer to exchange.

   In order to receive timely delivery of the documents, TRW shareholders must make requests no later than March 22, 2002 (five business days before the initially scheduled expiration date of the offer to exchange).

                               TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
Summary..........................................................................................   3
Risk Factors.....................................................................................   9
Ratio of Earnings to Fixed Charges...............................................................  12
Northrop Grumman Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data...  13
Selected Historical Financial Data of TRW........................................................  16
Comparative Per Share Information................................................................  17
Comparative Market Data..........................................................................  19
Information About Northrop Grumman and TRW.......................................................  20
Reasons for the Offer to Exchange................................................................  22
Background of the Offer to Exchange..............................................................  23
The Offer to Exchange............................................................................  25
   Consideration to Be Paid......................................................................  25
   Timing of the Offer to Exchange...............................................................  26
   Extension, Termination and Amendment..........................................................  26
   Exchange of TRW Shares; Delivery of Northrop Grumman Common Stock.............................  27
   Cash Instead of Fractional Shares of Northrop Grumman Common Stock............................  28
   Withdrawal Rights.............................................................................  28
   Procedures for Tendering......................................................................  29
   Guaranteed Delivery...........................................................................  30
   Material U.S. Federal Income Tax Consequence of the Offer to Exchange and the TRW Merger......  31
   Effect of the Offer to Exchange on the Market for TRW Shares; Registration Under the
     Exchange Act................................................................................  32
   Purpose of the Offer to Exchange; the TRW Merger; Dissenters' Rights..........................  33
   Plans for TRW After the TRW Merger............................................................  34
   The 1704 Limitation...........................................................................  34
   Conditions to the Offer to Exchange...........................................................  35
   Ohio Litigation...............................................................................  40
   Regulatory Approvals..........................................................................  40
   Source and Amount of Funds....................................................................  40
   Certain Relationships with TRW................................................................  40
   Fees and Expenses.............................................................................  41
   Accounting Treatment..........................................................................  41
   Stock Exchange Listing........................................................................  41
Comparative Per Share Market Price and Dividend Information......................................  42
Unaudited Pro Forma Condensed Combined Financial Information.....................................  43
Description of Northrop Grumman Common Stock.....................................................  50
Comparison of Rights of Holders of Northrop Grumman Common Stock and TRW Capital Stock...........  51
Additional Information...........................................................................  57
TRW Information..................................................................................  59
Forward-Looking Statements.......................................................................  60
Legal Matters....................................................................................  61
Experts..........................................................................................  61
Annex A  Directors and Executive Officers of Northrop Grumman.................................... A-1
Annex B  Sections 1701.84 and 1701.85 of the Ohio Revised Code--Rights of Dissenting Shareholders B-1

                                    SUMMARY

   This summary does not contain all of the information that is important to TRW shareholders. To fully understand Northrop Grumman's offer to exchange, TRW shareholders should carefully read this entire offer to exchange and all other documents to which this offer to exchange refers. See "Additional Information" on page 58. References to "Northrop Systems" refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to "Northrop Grumman" refer to Northrop Grumman Corporation, formerly NNG, Inc.; references to Litton refer to Litton Industries, Inc.; references to Newport News refer to Newport News Shipbuilding Inc., formerly Purchaser Corp. I; references to TRW refer to TRW Inc.

The Offer to Exchange (Page 26)

   Under the terms of the offer to exchange, Northrop Grumman will exchange shares of newly issued Northrop Grumman common stock for each of the issued and outstanding (a) shares of TRW common stock, (b) Series 1 Shares and (c) Series 3 Shares. Each share of TRW common stock may be exchanged for a number of shares of Northrop Grumman common stock equal to the exchange rate. Each Series 1 Share may be exchanged for a number of shares of Northrop Grumman common stock equal to the then-effective conversion rate for the Series 1 Shares multiplied by the exchange rate, and each Series 3 Share may be exchanged for a number of shares of Northrop Grumman common stock equal to the then-effective conversion rate for the Series 3 Shares multiplied by the exchange ratio. See "The Offer to Exchange" beginning on page 26for a discussion of the conversion rates.

   Northrop Grumman will determine the exact exchange ratio by dividing $47.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day before the expiration of the offer to exchange but, in no event will the exchange ratio be more than 0.4563 ($47.00/$103.00) or less than
0.4159 ($47.00/$113.00). Northrop Grumman will issue a press release before 9:00 A.M., New York City time, on the second trading day before the offer to exchange expires, announcing the (i) the exchange ratio assuming expiration of the offer to exchange as scheduled, (ii) the average closing price of the Northrop Grumman common stock over the previous five consecutive trading days and (iii) the then-effective conversion rates of the Series 1 Shares and Series 3 Shares. If for any reason the expiration date is subsequently extended, a revised exchange ratio will be announced prior to the new expiration date.

   TRW shareholders will not receive any fractional Northrop Grumman common stock. Instead, shareholders will receive cash in an amount equal to the value of the fractional Northrop Grumman common stock that shareholders would otherwise have been entitled to receive.

   Northrop Grumman intends, promptly after completion of the offer to exchange, to seek to merge TRW with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman. In the TRW merger, each share of TRW capital stock that has not been exchanged in the offer to exchange (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) would be converted into the right to receive shares of Northrop Grumman common stock at the same exchange ratio as used in the offer to exchange, subject to dissenters' rights under Ohio law. See "The Offer to Exchange" on page 26.

Information About Northrop Grumman and TRW (Page 21)

                               Northrop Grumman

   Northrop Grumman Corporation
   1840 Century Park East
   Los Angeles, California 90067
   (310) 553-6262

   Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, information technology, systems integration and nuclear and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. While Northrop Grumman is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix. It is common in this industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract, turn out to be a subcontractor. It is not uncommon to compete with customers, and simultaneously on other contracts, to be either a supplier to, or a customer of, such competitor. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity unknown in many industries. While Northrop Grumman conducts most of its business with the U.S. Government, principally the Department of Defense (DOD), domestic and international commercial sales still represent a significant portion of its business.

   Based on the closing price of Northrop Grumman common stock on the New York Stock Exchange on March 1, 2002, Northrop Grumman's market capitalization was approximately $12.14 billion.

                                      TRW

   TRW Inc.
   1900 Richmond Road
   Cleveland, Ohio 44124
   (216) 291-7000

   TRW provides advanced technology products and services. The principal business of TRW and its subsidiaries is the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the U.S. Government in the automotive, aerospace and information systems markets. TRW operates its business in the following seven operating segments:

   . Occupant Safety Systems;

   . Chassis Systems;

   . Automotive Electronics;

   . Other Automotive;

   . Space and Electronics;

   . Systems & Information Technology; and

   . Aeronautical Systems.

   Based on the closing price of TRW common stock on the New York Stock Exchange on March 1, 2002, TRW's market capitalization was approximately $6.32 billion.

The Offer to Exchange Is Subject to the 1704 Limitation and Various Conditions (pages 35-41)


   Tenders of TRW shares pursuant to the offer to exchange will be effective, and Northrop Grumman shall have the right to acquire tendered TRW shares, only at such time as the 1704 Limitation shall not prohibit or delay the TRW merger. No tender of TRW shares shall be effective, and Northrop Grumman shall have no right to acquire tendered TRW shares, prior to that time.

   Northrop Grumman's obligation to exchange shares of Northrop Grumman's common stock for TRW shares pursuant to the offer to exchange is subject to a number of conditions, including, but not limited to, the following:

   . the tender of enough shares of TRW capital stock so that, after the completion of the offer to exchange, Northrop Grumman owns a majority of the then-outstanding TRW common stock on a fully diluted basis;

   . the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Council Regulation (EEC) No. 4064/89 of the Council of the European Union and any other applicable similar foreign laws or regulations;

   . the requisite approval of TRW's shareholders under the Ohio control share acquisition law or Northrup Grumman being satisfied, in its sole discretion, that such law is inapplicable or invalid;

   . the expiration or termination of the waiting period during which the Ohio
     Division of Securities may suspend the offer to exchange under the Ohio Revised Code without the occurrence of any such suspension or Northrop Grumman being satisfied, in its sole discretion, that such law is inapplicable or invalid; and

   . the approval of the issuance of shares of Northrop Grumman common stock pursuant to the offer to exchange and the TRW merger by the stockholders of Northrop Grumman.

   These conditions and the other conditions to the offer to exchange are discussed under "The Offer to Exchange--Conditions to the Offer to Exchange" on page 36.

The Receipt of Northrop Grumman Common Stock in Exchange for TRW Shares Pursuant to the Offer to Exchange and/or the TRW Merger is not Expected to be a Taxable Transaction to TRW Shareholders (Page 32)

   In the opinion of Gibson, Dunn & Crutcher LLP, counsel to Northrop Grumman, the exchange of TRW shares for Northrop Grumman shares pursuant to the offer to exchange and the TRW merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the "Code," provided that certain factual assumptions are satisfied. If the transactions so qualify, holders of TRW shares generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their TRW shares for Northrop Grumman common stock in the offer to exchange and the TRW merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of Northrop Grumman common stock. The qualification of the offer to exchange and the TRW merger as a reorganization is based on various factual assumptions, but there can be no assurance at the present time that such factual assumptions will in fact be satisfied. For more information, see "The Offer to Exchange--Material United States Federal Income Tax Consequences of the Offer to Exchange and the TRW Merger" on page 32.

The Offer to Exchange Is Currently Scheduled to Expire on March 29, 2002 (Page
27)

   The offer to exchange is scheduled to expire at 12:00 midnight, New York City time, on March 29, 2002. The term expiration date means 12:00 midnight, New York City time, on March 29, 2002, unless Northrop Grumman extends the period of time for which the offer to exchange is open, in which case the term expiration date means the latest time and date on which the offer to exchange, as so extended, expires.

The Offer to Exchange May Be Extended, Terminated or Amended (Page 27)

   Northrop Grumman expressly reserves the right, in Northrop Grumman's sole discretion, at any time or from time to time, to extend the period of time during which the offer to exchange remains open, and Northrop Grumman can do so by giving oral or written notice of the extension to the exchange agent. Northrop Grumman is not providing any assurance that it will exercise this right to extend the offer to exchange, although Northrop Grumman currently intends to do so until all conditions have been satisfied or, to the extent permissible, waived. During any extension, all TRW shares previously tendered and not properly withdrawn will remain subject to the offer to exchange, subject to the right of each shareholder of TRW to withdraw his or her TRW shares.

   Subject to the SEC's applicable rules and regulations, Northrop Grumman also reserves the right, in its sole discretion, at any time or from time to time:

   . to delay its acceptance for exchange or the exchange of any TRW shares, or to terminate the offer to exchange, upon the failure of any of the conditions of the offer to exchange to be satisfied prior to the expiration date, or upon the failure of the condition relating to antitrust approvals to be satisfied at any time after the expiration date; and

   . to waive any condition (other than the conditions relating to antitrust approvals, the absence of an injunction and the effectiveness of the registration statement for the Northrop Grumman common stock to be issued in the offer to exchange) or otherwise to amend the offer to exchange in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. However, Northrop Grumman may not waive the 1704 Limitation.

   Northrop Grumman will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act of 1934, as amended (the "Exchange Act'')), which require that any material change in the information published, sent or given to TRW's shareholders in connection with the offer to exchange be promptly sent to those shareholders in a manner reasonably designed to inform them of that change) and without limiting the manner in which Northrop Grumman may choose to make any public announcement, Northrop Grumman assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the Dow Jones News Service.

The Exchange Shall Occur Promptly After the Expiration Date (Page 28)

   Upon the terms and subject to the conditions of the offer to exchange (including, if the offer to exchange is extended or amended, the terms and conditions of any extension or amendment), Northrop Grumman will accept for exchange, and will exchange, TRW shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period that may apply.

Tendered Shares May Be Withdrawn at Any Time Prior to the Exchange of Those Shares (Page 29)

   TRW shares tendered pursuant to the offer to exchange may be withdrawn at any time prior to the expiration date, and, unless Northrop Grumman previously accepted them pursuant to the offer to exchange, may also be withdrawn at any time after May 3, 2002.

Northrop Grumman May Provide a Subsequent Offering Period (Page 27)

   Northrop Grumman may elect to provide a subsequent offering period of not less than three nor more than twenty business days after the acceptance of TRW shares pursuant to the offer to exchange if the requirements of Rule 14d-11 under the Exchange Act have been met. TRW's shareholders will not have the right to withdraw TRW shares that they tender in the subsequent offering period, if any.

Procedure for Tendering Shares (Page 30)

   For TRW shareholders to validly tender TRW shares pursuant to the offer to exchange, subject to the 1704 Limitation:

   . a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange, and certificates for tendered TRW shares must be received by the exchange agent at one of those addresses, or those TRW shares must be tendered pursuant to the procedures for book- entry tender set forth (and a confirmation of receipt of that tender received), in each case before the expiration date; or

   . shareholders must comply with the guaranteed delivery procedures set forth in "The Offer to Exchange--Guaranteed Delivery" on page 31.

Reasons for the Offer to Exchange (Page 23)

   Northrop Grumman is proposing the offer to exchange and the TRW merger because it believes that the offer to exchange and the TRW merger will significantly benefit Northrop Grumman's stockholders and customers. Northrop Grumman believes that the offer to exchange and the TRW merger will provide access to new product areas, increase diversification into new markets, increase market presence and opportunities, provide a complimentary product mix and increase operating efficiencies for the benefit of all Northrop Grumman stockholders, including the former TRW shareholders.

Plans for TRW (Page 35)

   Northrop Grumman is making the offer to exchange in order to acquire control of, and ultimately the entire equity interest in, TRW. The offer to exchange is the first step in its acquisition of TRW and is intended to facilitate the acquisition of all TRW shares. Northrop Grumman intends, as soon as possible after completion of the offer to exchange, to seek to have TRW merge with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman. The purpose of the TRW merger would be to acquire all TRW shares not exchanged in the offer to exchange. In the TRW merger, each outstanding share of TRW capital stock (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) would be converted into the right to receive shares of Northrop Grumman common stock at the same exchange ratio used in the offer to exchange, subject to dissenters' rights under Ohio law.

   Once Northrop Grumman has completed the TRW merger, Northrop Grumman expects that TRW would continue its current operations, except that it would cease to be publicly owned and would instead be wholly owned by Northrop Grumman. Northrop Grumman expects to promptly dispose of TRW's automotive business either by selling that business to a third party or parties or by spinning it off to the Northrop Grumman stockholders (including the former TRW shareholders), or a combination thereof.

Dividend Policy of Northrop Grumman

   The holders of Northrop Grumman common stock receive dividends if and when declared by Northrop Grumman's board of directors out of legally available funds. For the past 13 fiscal quarters, with the last quarter ended December 31, 2001, Northrop Grumman has paid a cash dividend of $0.40 per common share.

   Following completion of the offer to exchange and the TRW merger, Northrop Grumman expects to continue paying quarterly cash dividends on a basis consistent with Northrop Grumman's past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, covenants in its debt instruments and Northrop Grumman's board of directors' consideration of other relevant factors. Northrop Grumman can give shareholders no assurance that Northrop Grumman will continue to pay dividends on its common stock in the future.

No Dissenters' Rights in Connection with the Offer to Exchange Although Dissenters' Rights Will Exist in Connection with the TRW Merger (Page 34)

   No dissenters' rights are available in connection with the offer to exchange. If the TRW merger is consummated, however, TRW shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment in cash of the fair value of their shares. TRW shareholders who perfect such rights by complying with the procedures set forth in Sections 1701.84 and Section 1701.85 will have the fair value of their TRW shares determined by an Ohio trial court and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest at a rate determined by the trial court on the amount determined to be the fair value of their TRW shares. In determining the fair value of the shares, the court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the transactions. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the TRW shares, including, among other things, asset values and earning capacity. A copy of Sections 1701.84 and 1701.85 of the Ohio Revised Code is provided in Annex B.

Material Differences in Rights of Stockholders (Page 52)

   The governing documents of Northrop Grumman and TRW vary, and to that extent, TRW shareholders will have different rights once they become Northrop Grumman stockholders. Similarly, the laws of Ohio, TRW's state of incorporation, differ from those of Delaware, Northrop Grumman's state of incorporation. The differences are described in more detail under "Comparison of Rights of Holders of Northrop Grumman Common Stock and TRW Capital Stock" beginning on page 52.

Northrop Grumman Will Account for the Merger Using the Purchase Method (Page 42)

   Northrop Grumman will account for the merger as a purchase for financial reporting purposes.

Forward-Looking Statements May Prove Inaccurate (Page 61)

   Certain statements and assumptions in this offer to exchange and in the documents incorporated by reference contain or are based on "forward-looking" information and involve risks and uncertainties. Such forward-looking information includes statements as to the impact of the proposed acquisition on revenues and earnings. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman's control. These include governmental regulatory processes, Northrop Grumman's ability to successfully integrate the operations of TRW, achieve a successful disposition or other resolution with respect to the TRW automotive business, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments. Northrop Grumman's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies. Actual outcomes are dependent upon many factors, including, without limitation, Northrop Grumman's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology; as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman's filings from time to time with the SEC, including, without limitation, Northrop Grumman's reports on Form 10-K and Form 10-Q.

                                 RISK FACTORS

   In deciding whether to tender TRW shares for exchange pursuant to the offer to exchange, TRW shareholders should read carefully this offer to exchange and all other documents to which this offer to exchange refers. TRW shareholders should also carefully consider the following factors:

Successful Integration of the Northrop Grumman and TRW Businesses Is Not Assured

   Integrating and coordinating the operations and personnel of Northrop Grumman and TRW will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of the companies. Additional elements of integration of the Litton and Newport News acquisitions may require significant management time and attention. While the integration of Litton and Newport News is expected to be substantially complete by the time of the TRW merger, the integration of the companies may not timely result in the full benefits expected by Northrop Grumman. The difficulties, costs and delays that could be encountered may include:

   . unanticipated issues in integrating the information, communications and other systems;

   . negative impacts on employee morale and performance as a result of job changes and reassignments;

   . loss of customers;

   . unanticipated incompatibility of systems, procedures and operating methods;

   . unanticipated costs in terminating or relocating facilities and operations; and

   . the effect of complying with any government imposed organizational conflict-of-interest rules.

The Exchange Ratio Will Not be Known Until Two Full Trading Days Prior to Expiration of the Offer to Exchange

   The exchange ratio will be determined by dividing $47.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in the The Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the offer to exchange. Accordingly, TRW shareholders will not know the exchange ratio until immediately prior to the opening of the last two trading days during which the offer to exchange is open. Further, the market price of Northrop Grumman common stock may change after the determination of the exchange ratio, and therefore the exchange ratio may not reflect the actual market price for Northrop Grumman common stock following completion of the offer to exchange.

The Exchange Ratio of the Offer to Exchange Could Work to the Disadvantage of TRW's Shareholders

   Northrop Grumman is offering to exchange shares of Northrop Grumman common stock designed to have a value of $47.00 for each outstanding share of TRW common stock and for each outstanding share of the Serial Preference Stock II multiplied by the applicable conversion rate of the Serial Preference Stock II. However, because of the manner in which the exchange ratio is calculated, the Northrop Grumman common stock to be received by holders of TRW capital stock will have a value of $47.00 per share only if the market price of the Northrop Grumman common stock is between $103.00 and $113.00. Holders of TRW capital stock will receive less than $47.00 per share of value if the market price of the Northrop Grumman common stock is less than $103.00 and will receive more than $47.00 of value if the market price of the Northrop Grumman common stock is more than $113.00.

The Receipt of Northrop Common Stock Could be Taxable to TRW Shareholders Depending on Facts Surrounding the Offer to Exchange and the TRW Merger

   Northrop Grumman does not plan to request a ruling from the Internal Revenue Service with regard to the tax consequences of the offer to exchange and/or the TRW merger. The offer to exchange and the TRW merger are expected to qualify as a reorganization within the meaning of Section 368(a) of the Code provided that certain factual assumptions are satisfied, including the following (i) the offer to exchange and the TRW merger are consummated in the manner provided herein, (ii) none of Northrop Grumman, TRW or any related party acquire or redeem, in connection with the offer to exchange or the TRW merger, shares of Northrop Grumman common stock issued to TRW shareholders pursuant to the offer or the TRW merger, and (iii) TRW will continue a significant line of its business or will use a significant portion of its historic business assets in a business. If such factual assumptions are not satisfied, a TRW shareholder's exchange of TRW shares for Northrop Grumman common stock in the offer to exchange or the TRW merger could be a taxable transaction, depending on the surrounding facts. TRW shareholders are urged to consult their tax advisors concerning the United States federal income and other tax consequences of participation in the offer to exchange and/or the TRW merger.

Resales of Northrop Grumman Common Stock Following the Offer to Exchange May Cause the Market Price of that Stock to Fall

   As of February 27, 2002, Northrop Grumman had 112,651,366 shares of common stock outstanding and 18,900,993 shares subject to outstanding options and other rights to purchase or acquire. Northrop Grumman expects that it will issue a maximum of 55,092,761 shares in connection with the offer to exchange and the TRW merger. The issuance of these new shares and the sale of additional shares of Northrop Grumman's common stock that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Northrop Grumman's common stock.

The Trading Price of Northrop Grumman Common Stock May Be Affected by Factors Different from Those Affecting the Price of TRW Capital Stock

   Upon completion of the offer to exchange and the TRW merger, holders of TRW capital stock will become holders of Northrop Grumman common stock. Northrop Grumman's business differs from that of TRW, and Northrop Grumman's results of operations, as well as the trading price of Northrop Grumman common stock, may be affected by factors different from those affecting TRW's results of operations and the price of TRW capital stock.

Northrop Grumman's Indebtedness Following Completion of the Offer to Exchange Will Be Higher Than Northrop Grumman's Existing Indebtedness

   The indebtedness of Northrop Grumman as of March 1, 2001 was approximately $5.1 billion. Northrop Grumman's pro forma indebtedness as of March 1, 2001 giving effect to the offer to exchange and the TRW merger (as described in "Northrop Grumman Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data") is approximately $10.3 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the TRW merger, which could have important effects on an investment in Northrop Grumman's common stock. For example, while the impact of this increased indebtedness will be addressed by the combined cash flows of Northrop Grumman and TRW, the increased levels of indebtedness could nonetheless:

   . reduce funds available for investment in research and development and capital expenditures; or

   . create competitive disadvantages compared to other companies with lower debt levels.

   Northrop Grumman expects that a significant portion of the debt assumed in the acquisition of TRW will be transferred or reduced with the sale or spin off of the TRW automotive business. However, no decisions have been made as to how much debt will be transferred, and, as noted above, there can be no assurance that the transfer of the TRW automotive business will occur.

Northrop Grumman May Be Unable to Retain Personnel Who Are Key to Northrop Grumman's and TRW's Businesses

   The success of Northrop Grumman's operations is dependent, among other things, on Northrop Grumman's ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which Northrop Grumman operates is intense. Northrop Grumman's ability to attract and retain key personnel, in particular senior officers and experienced and top rate engineers, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, who may offer compensation packages that include considerable equity based incentives through stock option or similar programs. These same pressures and concerns also apply to TRW's business.

Risks Related to the Business of Northrop Grumman and TRW

   Results of operations of Northrop Grumman will be subject to numerous risks affecting the businesses of Northrop Grumman and TRW, many of which are beyond the companies' control. Many of the risks affecting Northrop Grumman are identified under "Forward-Looking Statements" on page 61.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the unaudited historical ratios of earnings to fixed charges of Northrop Systems (formerly Northrop Grumman Corporation) for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2000 and for Northrop Grumman for the nine months ended September 30, 2001 and the unaudited pro forma combined ratios of earnings to fixed charges of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW for the year ended December 31, 2000 and the nine months ended September 30, 2001.

   The unaudited pro forma ratios of earnings to fixed charges are based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW adjusted to give effect to the Litton, Newport News and TRW acquisitions. The pro forma amounts have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in Northrop Systems' Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, which are incorporated by reference in this offer to exchange, (b) the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and from the unaudited consolidated financial statements contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this offer to exchange, (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the period ended September 16, 2001, which are incorporated by reference in this offer to exchange, and (d) the audited consolidated financial statements of TRW contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of TRW contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which are incorporated by reference in this offer to exchange. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

                Pro Forma            Northrop Grumman Historical Data
        -------------------------- -------------------------------------
         Nine Months  Fiscal Year  Nine Months   Year Ended December 31
            Ended        Ended        Ended     ------------------------
        September 30, December 31, September 30
                                   ------------
            2001          2000      2001  2000  2000 1999 1998 1997 1996
        ------------- ------------ ----   ----  ---- ---- ---- ---- ----
            1.56          2.13     2.32   5.32  5.26 3.78 2.11 2.68 2.50

   For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, amortization of discounts and capitalized expenses related to indebtedness, and preferred stock dividends. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this Offer to Exchange. See "Additional Information" beginning on page 58.

                               NORTHROP GRUMMAN

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   The following table sets forth selected historical consolidated financial data for Northrop Systems (formerly Northrop Grumman Corporation) for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2000 and for Northrop Grumman for the nine months ended September 30, 2001, and selected unaudited pro forma condensed combined financial data of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW for the year ended December 31, 2000 and the nine months ended September 30, 2001. Historical consolidated financial data for the years ended December 31, 2000, 1999, 1998 and 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto filed by Northrop Systems with the SEC. Historical consolidated financial data for the year ended December 31, 1996 and for the nine months ended September 30, 2001 and 2000 have been derived from unaudited consolidated financial statements and notes thereto of Northrop Systems and Northrop Grumman. The selected historical financial data for each of the years in the five-year period ending December 31, 2000 do not give affect to the Litton or Newport News acquisitions. The historical operating data for the nine months ended September 30, 2001 include six months of Litton's operating results subsequent to the acquisition on April 3, 2001.

   The operating results for the nine months ended September 30, 2001 are not necessarily indicative of results for the full fiscal year ending December 31, 2001. TRW shareholders should read this summary together with the financial statements referred to below and incorporated by reference in this offer to exchange, and the accompanying notes and management's discussion and analysis of operations and financial conditions of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW contained in such reports.

   The Unaudited Pro Forma Condensed Combined Financial Data is based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW adjusted to give effect to the Litton, Newport News and TRW acquisitions. The pro forma financial statements have been developed from
(a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this offer to exchange, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this offer to exchange, (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the period ended September 16, 2001, which are incorporated by reference in this offer to exchange, and (d) the audited consolidated financial statements of TRW contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of TRW contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which are incorporated by reference in this offer to exchange. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The final determination and allocation of the purchase price paid for the Litton, Newport News and TRW acquisitions may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Data.

   The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Statements do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements. Adjustments to the purchase price allocations will be finalized by March 31, 2002, and will be reflected in future Northrop Grumman filings. There can be no assurance that such adjustments will not be material.

   With the exception of Newport News' long-term debt assumed, as of the date of this offer to exchange Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets acquired and TRW assets to be acquired and the Newport News liabilities assumed and TRW liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News or TRW data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News, other than long-term debt, and TRW and has used the historical revenue recognition policies of Newport News and TRW to prepare the Unaudited Pro Forma Condensed Combined Financial Statements set forth herein, with the excess of the purchase price over the historical net assets of Newport News and TRW recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had Northrop Grumman's offer to exchange and the Litton, Newport News, and TRW acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton, Newport News and TRW acquisitions.

   The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW that are incorporated by reference in this offer to exchange and the
Unaudited Pro Forma Condensed Combined Financial Statements on page       .

                                     Northrop                                  Northrop
                                     Grumman/                                  Grumman/
                                      Litton/                                  Litton/
                                      Newport                                  Newport
                                     News/TRW         Northrop Grumman         News/TRW    Northrop Grumman Historical Data
                                     Pro Forma         Historical Data        Pro Forma        Year ended December 31,
                                   ------------- --------------------------- ------------ ----------------------------------
                                    Nine Months   Nine Months   Nine Months      Year
                                       Ended         Ended         Ended        Ended
                                   September 30, September 30, September 30, December 31,
                                       2001          2001          2000          2000      2000   1999   1998   1997   1996
                                   ------------- ------------- ------------- ------------ ------ ------ ------ ------ ------
Operating Data (in millions,
  except per share data)
Net Sales.........................    $24,488       $ 9,254       $5,389       $32,464    $7,618 $7,616 $7,367 $7,798 $7,667
Income from continuing operations,
  net of tax......................        267           296          481         1,073       625    474    193    318    330
Basic Earnings per share, from
  continuing operations...........       1.60          3.53         6.86          6.82      8.86   6.84   2.82   4.76   5.27
Diluted Earnings per share, from
  continuing operations...........       1.59          3.50         6.84          6.80      8.82   6.80   2.78   4.67   5.18
Cash Dividends per common share...       1.20          1.20         1.20          1.60      1.60   1.60   1.60   1.60   1.60

Balance Sheet Data
Total Assets......................    $39,814       $17,214       $9,354           N/A    $9,622 $9,285 $9,536 $9,677 $9,645
Total long term obligations.......     16,689         7,636        3,111           N/A     3,015  3,564  4,319  4,339  4,694
Redeemable preferred stock........        350           350            0           N/A         0      0      0      0      0

                   SELECTED HISTORICAL FINANCIAL DATA OF TRW

   The following is a summary of selected consolidated financial data of TRW for each of the years in the five-year period ended December 31, 2000 and the nine months ended September 30, 2001 and September 30, 2000. The operating results for the nine months ended September 30, 2001 are not necessarily indicative of results for the full fiscal year ended December 31, 2001. This information is derived from the audited consolidated financial statements of TRW contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the unaudited consolidated financial statements of TRW contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2001, and is qualified in its entirety by such documents. See "Additional Information" on page 61. Shareholders should read this summary together with the financial statements which are incorporated by reference in this offer to exchange and their accompanying notes and management's discussion and analysis of operations and financial conditions of TRW contained in such reports.

                                   Nine Months ended          Year Ended December 31
                                  ------------------- ---------------------------------------
                                  Sept. 30, Sept. 30,
                                    2001      2000     2000    1999    1998    1997     1996
                                  --------- --------- ------- ------- ------- -------  ------
                                                (in millions, except per share)
Operating Data
  (in millions, except per share
  data)
Revenues.........................  $12,305   $13,094  $17,231 $16,969 $11,886 $10,831  $9,857
Net earnings (loss)..............      (22)      441      438     469     477     (49)    480
Net earnings (loss) Per common
  share basic....................    (0.18)     3.58     3.55    3.87    3.93   (0.40)   3.72
Net earnings (loss) per common
  share diluted..................    (0.18)     3.52     3.51    3.80    3.83   (0.40)   3.62
Cash dividends declared per share     0.70      0.66     1.36    1.32    1.28    1.24    1.17

Balance Sheet Data
Total Assets.....................  $15,350   $16,682  $16,467 $18,266 $ 7,169 $ 6,410  $5,899
Total long term obligations......    7,640     8,082    7,956   8,825   2,273   2,067   1,553

                       COMPARATIVE PER SHARE INFORMATION

   The following table summarizes unaudited per share information for Northrop Systems, Northrop Grumman, Litton, Newport News and TRW on a historical basis, pro forma combined basis for Northrop Grumman and equivalent pro forma combined basis for TRW. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Systems, Litton, Newport News and TRW, the unaudited interim consolidated financial statements of Northrop Grumman, Litton, Newport News and TRW, and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference in this offer to exchange. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if Northrop Grumman's offer to exchange and the Litton, Newport News and TRW acquisitions had been completed as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations are computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. TRW equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman pro forma combined per share amounts by 0.4204, the percentage of a share of Northrop Grumman common stock that would be exchanged for each share of TRW common stock in the offer to exchange, based upon a Northrop Grumman common stock price of $111.79 per share, which represents the five-day average of the closing sales prices for a share of Northrop Grumman common stock on the New York Stock Exchange from February 20, 2002 through February 26, 2002. The historical per share information of Litton, Newport News and TRW was derived from their respective historical annual and quarterly financial statements and was adjusted as necessary to bring the information to within 90 days of the dates listed below.

                                                     Nine Months
                                                        Ended           Year Ended
                                                  September 30, 2001 December 31, 2000
                                                  ------------------ -----------------
Northrop Grumman and Northrop Systems--Historical
Historical per common share:
   Income per basic share........................       $ 3.53            $ 8.86
   Income per diluted share......................         3.50              8.82
   Dividends declared--Common....................         1.20              1.60
   Dividends declared--Preferred.................         3.44                --
   Book value per share..........................        61.57             54.38

Litton--Historical
Historical per common share:
   Income per basic share........................          N/A            $ 4.95
   Income per diluted share......................          N/A              4.90
   Dividends declared--Common....................          N/A                --
   Dividends declared--Preferred.................          N/A              2.00
   Book value per share..........................          N/A             35.24

Newport News--Historical
Historical per common share:
   Income per basic share........................       $ 2.43            $ 2.91
   Income per diluted share......................         2.29              2.77
   Dividends declared--Common....................         0.12              0.16
   Dividends declared--Preferred.................           --                --
   Book value per share..........................        10.29              8.69

                                                                   Nine Months
                                                                      Ended           Year Ended
                                                                September 30, 2001 December 31, 2000
                                                                ------------------ -----------------

TRW--Historical
Historical per common share:
   Income per basic share......................................       $(0.18)           $ 3.55
   Income per diluted share....................................        (0.18)             3.51
   Dividends declared--Common..................................         0.70              1.36
   Dividends declared--Preferred...............................           --                --
   Book value per share........................................        18.68             21.34

Unaudited Pro Forma Combined
Unaudited pro forma per share of Northrop Grumman common stock:
   Income per basic share......................................       $ 1.60            $ 6.82
   Income per diluted share....................................         1.59              6.80
   Dividends declared--Common..................................         1.20              1.60
   Dividends declared--Preferred...............................         5.25              7.00
   Book value per share........................................        82.76               N/A

Unaudited Pro Forma TRW Equivalents
Unaudited pro forma per share of TRW common shares:
   Income per basic share......................................       $ 0.67            $ 2.87
   Income per diluted share....................................         0.67              2.86
   Dividends declared--Common..................................         0.50              0.67
   Dividends declared--Preferred...............................         2.21              2.94
   Book value per share........................................        34.79               N/A

                            COMPARATIVE MARKET DATA

   Northrop Grumman's common stock trades on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol NOC and TRW's common stock trades on the New York Stock Exchange, the Pacific Stock Exchange, the Chicago Stock Exchange and the Philadelphia Stock Exchange under the symbol TRW. The following table presents trading information for Northrop Grumman and TRW common stock on February 21, 2002 and March 1, 2002. February 21, 2002 was the last trading day before the public announcement of Northrop Grumman's proposal for a business combination of Northrop Grumman and TRW, and March 1, 2002 was the last trading day before the date of this offer to exchange. TRW equivalent per share amounts are calculated by multiplying Northrop Grumman per share amounts by 0.4352, the percentage of a share of Northrop Grumman common stock that would be exchanged for each share of TRW capital stock in Northrop Grumman's offer to exchange, based upon a Northrop Grumman common stock price of $108.00 per share. Shareholders should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 43.

                            Northrop Grumman              TRW                   TRW
                              Common Stock           Common Stock      Equivalent Per Share
                         ----------------------- --------------------- ---------------------
                          HIGH     LOW   CLOSING  HIGH   LOW   CLOSING  HIGH   LOW   CLOSING
February 21, 2002....... $118.89 $114.81 $117.80 $40.05 $38.91 $39.80  $51.74 $49.96 $51.26
March 1, 2002........... $108.00 $106.80 $107.75 $50.61 $50.00 $50.05  $47.00 $46.48 $46.89

                  INFORMATION ABOUT NORTHROP GRUMMAN AND TRW

Northrop Grumman Corporation

   Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, information technology, systems integration and nuclear and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. While Northrop Grumman is subject to the usual vagaries of the marketplace, it is also affected by the unique characteristics of the defense industry and by certain elements peculiar to its own business mix. It is common in this industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract, turn out to be a subcontractor. It is not uncommon to compete with customers, and simultaneously on other contracts, to be either a supplier to or a customer of such competitor. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity unknown in many industries. While Northrop Grumman conducts most of its business with the U.S. Government, principally the Department of Defense, domestic and international commercial sales still represent a significant portion of our business.

   Northrop Grumman is aligned into six business sectors as follows:

   Integrated Systems. This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force's B-2 Spirit stealth bomber, unmanned vehicles including The Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the U.S. Navy's F/A18 Hornet strike fighter and in the development and future production of the F-35 Joint Strike Fighter.

   Electronic Systems. This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT brilliant anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes the advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrated avionics systems and shipboard information and communication systems. The U.S. Government is a significant customer.

   Information Technology. This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer, and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to the other Northrop Grumman sectors. Information Technology includes the information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

   Ship Systems. This sector is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The U.S. Government is a significant customer.

   Newport News. Newport News is the largest non-government-owned shipyard in the U.S., as measured by each of revenues, size of facilities and number of employees. Its primary business is the design, construction, repair, maintenance, overhaul, life-cycle support and refueling of nuclear-powered aircraft carriers and the design, life-cyle support and construction of nuclear powered submarines for the U.S. Navy.

   Component Technologies. This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

   The principal executive offices of Northrop Grumman are located at 1840 Century Park East, Los Angeles, California 90067 and its telephone number is
(310) 553-6262.

   Additional information concerning Northrop Grumman is included in the Northrop Grumman reports incorporated by reference in this offer to exchange. See "Additional Information" beginning on page 61.

TRW

   TRW provides advanced technology products and services. The principal business of TRW and its subsidiaries is the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the U.S. Government in the automotive and aerospace and information systems markets. In 2000, TRW operated its business in the following seven operating segments:

   . Occupant Safety Systems;

   . Chassis Systems;

   . Automotive Electronics;

   . Other Automotive;

   . Space and Electronics;

   . Systems & Information Technology; and

   . Aeronautical Systems.

   The principal office of TRW is located at 1900 Richmond Road, Cleveland, Ohio 44124, telephone number (216) 291-7000.

   Additional information concerning TRW is included in the TRW reports incorporated by reference in this offer to exchange. See "Additional Information" beginning on page 61.

                       REASONS FOR THE OFFER TO EXCHANGE

   Northrop Grumman believes that the proposed acquisition of TRW by means of the offer to exchange and the TRW merger will produce the following benefits:

   . Access to New Product Areas. TRW's proprietary technology and products will provide Northrop Grumman with technology and products to complement Northrop Grumman's existing technology and products.

   . Increased Diversification into New Markets.  The combination of Northrop
     Grumman and TRW provides the affiliated entities with the opportunity for diversification into new markets and access to new customers.

   . Increased Market Presence and Opportunities.  The combination of Northrop
     Grumman and TRW provides the affiliated entities with increased market presence and opportunities for growth that could allow them to be better able to respond to the needs of customers, the increased competitiveness of the marketplace and opportunities that changes in the market for their respective products might bring.

   . Product Mix. The complementary nature of Northrop Grumman's and TRW's products and services will benefit clients of both companies.

   . Operating Efficiencies. The combination of Northrop Grumman and TRW provides the opportunity for potential economies of scale and cost savings.

                      BACKGROUND OF THE OFFER TO EXCHANGE

Background

   Northrop Grumman's Proposal. On February 21, 2002, Northrop Grumman sent a letter to TRW, setting forth a proposal for a business combination between TRW and Northrop Grumman. On February 22, 2002, Northrop Grumman issued a press release which attached a copy of the letter.

   The full text of the Northrop Grumman letter is as follows:

                                                              February 21, 2002

Philip A. Odeen
Office of the Chief Executive
Kenneth W. Freeman
Lead Director
TRW Inc.
1900 Richmond Road
Cleveland, OH 44124

Gentlemen,

   As you know from prior conversations between our companies, for quite some time we have believed that a merger of the TRW Inc. ("TRW") aerospace and information systems businesses with the complementary operations of Northrop Grumman Corporation ("Northrop") would be a compelling strategic combination in the best interests of stockholders, customers and employees of both corporations. I am writing at this time to formally propose a transaction for this purpose.

   Based upon publicly available information, Northrop is prepared to provide all TRW stockholders with $47.00 in Northrop common stock for each share of TRW common stock. The transaction will be structured so that the receipt of Northrop stock by TRW stockholders will be tax-free. The proposed $47.00 per share of TRW common stock represents a premium of 18% over today's closing price, a premium of 22% over the average trading price for the last twelve months and is 4% over the highest closing price for the last twelve months. We would welcome the opportunity to consider non-public information concerning TRW, and we are prepared to consider in our offer any enhanced values that may be demonstrated by such information. Naturally, we are prepared to provide TRW and its representatives with a similar "due diligence" opportunity concerning Northrop non-public information.

   Upon completion of the acquisition transaction, it is Northrop's intention to proceed with the separation of the TRW automotive business from the rest of the company immediately. We recognize that the automotive business is an outstanding operation in its own right, but we believe that it does not logically fit with either your or our other business segments.

   Northrop has successfully completed the integration of many large acquisitions in recent years, and I believe we have earned the reputation for recognizing the continuing value and contribution of the executives of those acquired companies. We have also demonstrated fairness and evenhandedness in dealing with employees of the acquired companies and for scrupulously observing employees' rights to compensation and benefits.

   Northrop is prepared to begin immediately with the due diligence process and negotiation of a definitive acquisition agreement for the approval of our respective Boards of Directors. With full cooperation from both sides, we can conclude our agreement no later than March 11, 2002 and commence immediately the necessary proceedings for stockholder approval in accordance with Ohio law and for approval of our own stockholders. Our antitrust counsel has advised us that delays in connection with the antitrust review process should be minimal; and we believe a transaction could realistically be completed in the third quarter of this year.

   Ron and I sincerely believe that a combination of TRW's aerospace and information systems businesses with our own will maximize the opportunities to enhance the value of those operations for the benefit of all our stockholders. Not only are the operations highly complementary, but the TRW operations will enjoy the support of a stronger balance sheet.

   In light of the importance of this proposal to Northrop's shareholders, we will be publicly disclosing this letter. Should you have any questions concerning our offer, I and our representatives are prepared to speak with you at any time. We would appreciate your response to this offer by the close of business February 27, 2002.

                                          Sincerely,

                                                           /s/
                                          _____________________________________
                                                       Kent Kresa

   On March 3, 2002, Northrop Grumman publicly announced that in light of the lack of a substantive response from TRW, it was commencing the offer to exchange. Later on March 3, 2002 TRW publicly announced that it was sending a letter to Northrop indicating that the TRW Board had concluded that the Northrop Grumman proposal was "financially inadequate" and had decided not to pursue discussions with regard to the proposal.

   On March 4, 2002, Northrop Grumman commenced the offer to exchange and delivered to TRW the acquiring person statement pursuant to Ohio law relating to the offer to exchange. In addition, on March 4, 2002, in connection with the delivery of the acquiring person statement, Northrop Grumman requested that TRW's Board take appropriate action so that the Ohio business combination law is not applicable to the acquisition of TRW capital stock pursuant to the offer to exchange or the TRW merger.

   Prior Contacts. Northrop Grumman has from time to time during the past few years considered expanding its operations through acquisitions of other companies, including TRW. In early 1999 officers of Northrop Grumman and TRW informally discussed a possible transaction. On April 28, 1999, Kent Kresa, Chairman and Chief Executive Officer of Northrop Grumman, sent a letter to TRW, in which Northrop Grumman affirmed its interest in discussing a potential acquisition of TRW. TRW did not respond to Northrop Grumman's proposal, and Northrop Grumman did not pursue the matter.

   In early October 2001, Mr. Kresa had one telephone conversation and one meeting with David Cote, the then Chief Executive Officer of TRW, regarding a possible transaction to combine the two companies but did not reach any agreement.

                             THE OFFER TO EXCHANGE

Consideration to Be Paid

   Under the terms of Northrop Grumman's offer to exchange, Northrop Grumman will exchange shares of newly issued Northrop Grumman common stock for each of the issued and outstanding (a) shares of TRW common stock, (b) Series 1 Shares and (c) Series 3 Shares. Each share of TRW common stock may be exchanged for a number of shares of Northrop Grumman common stock equal to the exchange ratio. Pursuant to the terms of the offer to exchange, each Series 1 Share may be exchanged for a number of shares of Northrop Grumman common stock equal to the then-effective conversion rate for the Series 1 Shares multiplied by the exchange ratio, and each Series 3 Share may be exchanged for a number of shares of Northrop Grumman common stock equal to the then-effective conversion rate for the Series 3 Shares multiplied by the exchange ratio.

   Northrop Grumman will determine the exact exchange ratio by dividing $47.00 by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day before the expiration of the offer to exchange but, in no event will the exchange ratio be more than 0.4563 ($47.00/$103.00) or less than
0.4159 ($47.00/$113.00).

   The Series 1 Shares are convertible into shares of TRW common stock, at the holder's option, at the conversion rate set forth in TRW's Amended Articles of Incorporation. Pursuant to TRW's charter, the number of shares of TRW common stock issuable upon conversion of one Series 1 Share is determined by dividing $100 by the conversion price then in effect. The conversion price was originally set at $90.909 per share, subject to automatic adjustment upon the occurrence of certain anti-dilutive events. As of March 13, 2001, TRW reported that each Series 1 Share was convertible into the right to receive 8.8 shares of TRW common stock. This conversion rate could change before the expiration of the offer to exchange.

   The Series 3 Shares are convertible into shares of TRW common stock, at the holder's option, at the conversion rate set forth in TRW's charter. Pursuant to the charter, Series 3 Shares were initially convertible into shares of common stock at the rate of 1.862 shares of common stock for each share of Series 3, subject to automatic adjustment upon the occurrence of certain anti-dilutive events. As of March 13, 2001, TRW reported that each Series 3 Share was convertible into the right to receive 7.448 shares of TRW common stock. This conversion rate could change before the expiration of the offer to exchange.

   The conversion rights of the Series 1 Shares and the Series 3 Shares outlined above are subject to a number of other qualifications. Shareholders seeking more information about the conversion rights should read TRW's Amended Articles of Incorporation.

   Northrop Grumman will issue a press release before 9:00 A.M., New York City time, on the second trading day before expiration of the offer to exchange, announcing (i) the exchange ratio, assuming expiration of the offer to exchange as scheduled, (ii) the average closing price of the Northrop Grumman common stock over the previous five consecutive trading days and (iii) the then-effective conversion rates of the Series 1 Shares and Series 3 Shares. If for any reason the expiration date is subsequently extended, a revised exchange ratio will be announced prior to the new expiration date.

   Other Aspects of the Offer to Exchange. Northrop Grumman is making the offer to exchange in order to acquire control of, and ultimately the entire equity interest in, TRW. The offer to exchange is the first step in Northrop Grumman acquisition of TRW and is intended to facilitate the acquisition of all TRW shares. Northrop Grumman intends, as soon as possible after completion of the offer to exchange, to seek to have TRW merge with Northrop Grumman or a wholly-owned subsidiary of Northrop Grumman. The purpose of the TRW merger would be to acquire all TRW shares not exchanged in the offer to exchange. In the TRW merger, each outstanding share of TRW capital stock (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) would be converted into the right to receive shares of Northrop Grumman common stock at the same exchange ratio used in the offer to exchange, subject to dissenters' rights under Ohio law.

   Northrop Grumman's obligation to exchange shares of Northrop Grumman common stock for TRW shares pursuant to the offer to exchange is subject to the 1704 Limitation and the conditions referred to under--"The 1704 Limitation" and "Conditions to the Offer" beginning on page 35.

   TRW shareholders who tender TRW shares pursuant to the offer to exchange, will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letters of transmittal, transfer taxes on the exchange of TRW capital stock pursuant to Northrop Grumman's offer to exchange will be paid by Northrop Grumman or on its behalf.

   On March 4, 2002, Northrop Grumman asked TRW for its shareholder list and security position listings in order to communicate with shareholders and to distribute the offer to exchange to the TRW shareholders.

Timing of the Offer to Exchange

   Northrop Grumman's offer to exchange is scheduled to expire at 12:00 midnight, New York City time, on March 29, 2002. For more information, TRW shareholders should read the discussion below under the caption "--Extension, Termination and Amendment."

   The term "expiration date" means 12:00 midnight, New York City time, on March 29, 2002, unless Northrop Grumman extends the period of time for which the offer to exchange is open, in which case the term "expiration date" means the latest time and date on which the offer to exchange, as so extended, expires.

Extension, Termination and Amendment

   Northrop Grumman expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer to exchange remains open, and Northrop Grumman can do so by giving oral or written notice of that extension to the exchange agent. Northrop Grumman can give TRW shareholders no assurance that it will exercise its right to extend the offer to exchange, although currently Northrop Grumman intends to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all TRW shares previously tendered and not withdrawn will remain subject to the offer to exchange, subject to each shareholder's right to withdraw his or her TRW shares. TRW shareholders should read the discussion under the caption --"Withdrawal Rights" on page 29 for more details.

   Subject to the SEC's applicable rules and regulations, Northrop Grumman also reserves the right, in its sole discretion, at any time or from time to time:

   . to delay acceptance for exchange or the exchange of any TRW shares pursuant to the offer to exchange, or to terminate the offer to exchange and not accept for exchange or exchange any TRW shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to exchange to be satisfied prior to the expiration date; and

   . to waive any condition (other than the antitrust condition, the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the Northrop Grumman shares to be issued in the offer to exchange) or otherwise amend the offer to exchange in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. Northrop Grumman may not waive the 1704 Limitation.

   Northrop Grumman will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to TRW shareholders in connection with the offer to exchange be promptly sent to shareholders in a manner reasonably designed to inform shareholders of that change) and without limiting the manner in which it may choose to make any public announcement, Northrop Grumman assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by issuing a press release to the Dow Jones News Service.

   If Northrop Grumman makes a material change in the terms of the offer to exchange or the information concerning the offer to exchange, or if Northrop Grumman waives a material condition of the offer to exchange, Northrop Grumman will extend the offer to exchange to the extent required under the Exchange Act. If, prior to the expiration date, Northrop Grumman changes the percentage of TRW shares sought in the first exchange or the consideration offered to TRW shareholders, that change will apply to all holders whose TRW shares are accepted for exchange pursuant to the offer to exchange whether or not these TRW shares were accepted for exchange prior to the change. If at the time notice of such a change is first published, sent or given to TRW shareholders, the offer to exchange is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, Northrop Grumman will extend the offer to exchange until the expiration of that ten business-day period. For purposes of the offer to exchange, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

   Northrop Grumman may elect to provide a subsequent offering period of not more than twenty business days after the acceptance of TRW shares pursuant to Northrop Grumman's offer to exchange if the requirements under Exchange Act Rule 14d-11 have been met. TRW shareholders will not have the right to withdraw TRW shares that they tender in the subsequent offering period, if any.

   If TRW agrees upon a negotiated merger with Northrop Grumman, Northrop Grumman may amend or terminate the offer to exchange without purchasing any TRW shares.

Exchange of TRW Shares; Delivery of Northrop Grumman Common Stock

   Upon the terms and subject to the conditions of the offer to exchange (including, if the offer to exchange is extended or amended, the terms and conditions of any extension or amendment), Northrop Grumman will accept, and will exchange, TRW shares validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In all cases, exchange of TRW shares tendered and accepted for exchange pursuant to the offer to exchange will be made only after timely receipt by the exchange agent of:

   . certificates for those TRW shares (or a confirmation of a book-entry transfer of those TRW shares in the exchange agent's account at The Depository Trust Company, which Northrop Grumman refers to as DTC);

   . a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document; and

   . any other required documents.

   For purposes of the offer to exchange, Northrop Grumman will be deemed to have accepted for exchange TRW shares validly tendered and not withdrawn if and when Northrop Grumman notifies the exchange agent of Northrop Grumman's acceptance for exchange of the tenders of those TRW shares pursuant to the offer to exchange. The exchange agent will deliver Northrop Grumman common stock in exchange for TRW shares pursuant to the offer to exchange and cash to be paid instead of fractional shares of Northrop Grumman common stock as soon as practicable after receipt of that notice. The exchange agent will act as agent for tendering TRW shareholders for the purpose of receiving Northrop Grumman common stock (including cash to be paid instead of fractional shares of Northrop Grumman common stock) from Northrop Grumman and transmitting the stock and cash, if any, to shareholders. TRW shareholders will not receive any interest on any cash that Northrop Grumman pays TRW shareholders regardless of any delay in making the exchange.

   If Northrop Grumman does not accept any tendered TRW shares for exchange pursuant to the terms and conditions of the offer to exchange for any reason, or if certificates are submitted for more TRW shares than are tendered, Northrop Grumman will return certificates for such TRW shares without expense to the tendering shareholder or, in the case of TRW shares tendered by book-entry transfer of those TRW shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled--"Procedure for Tendering," those TRW shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer to exchange.

Cash Instead of Fractional Shares of Northrop Grumman Common Stock

   Northrop Grumman will not issue fractional shares of Northrop Grumman's common stock pursuant to the offer to exchange. Instead, each tendering TRW shareholder who would otherwise be entitled to a fractional share of Northrop Grumman's common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in the Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading days before the expiration of the offer.

Withdrawal Rights

   TRW shares tendered pursuant to the offer to exchange may be withdrawn at any time prior to the expiration date, and, unless Northrop Grumman previously accepted them pursuant to the offer to exchange, may also be withdrawn at any time after May 3, 2002. Once Northrop Grumman accepts tendered shares for exchange, a TRW shareholder's tender is irrevocable. If Northrop Grumman elects to provide a subsequent offering period under Exchange Act Rule 14d-11, TRW shares tendered in the subsequent offering period will be accepted promptly following the tender and shareholders will not have the right to withdraw such TRW shares.

   For a withdrawal to be effective, the exchange agent must receive from each withdrawing TRW shareholder a written notice of withdrawal at one of its addresses set forth on the back cover of this offer to exchange, and such notice must include the TRW shareholder's name, address, social security number, the certificate number(s) and the number of TRW shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those TRW shares.

   A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for shareholders. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an eligible institution, unless those TRW shares have been tendered for the account of any eligible institution.

   If TRW shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled --"Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn TRW shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the withdrawn TRW shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of those certificates.

   Northrop Grumman will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and Northrop Grumman's decision shall be final and binding. None of Northrop Grumman, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any TRW shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer to exchange. However, TRW shareholders may retender withdrawn TRW shares by following one of the procedures discussed under the captions entitled --"Procedure for Tendering" or --"Guaranteed Delivery" at any time prior to the expiration date.

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

Procedure for Tendering

   For TRW shareholders to validly tender TRW shares pursuant to the offer to exchange, (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange, and certificates for tendered TRW shares must be received by the exchange agent at that address or those TRW shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of that tender received (Northrop Grumman refers to this confirmation below as a book-entry confirmation)), in each case before the expiration date, or (b) TRW shareholders must comply with the guaranteed delivery procedures set forth below under --"Guaranteed Delivery." All tenders will be subject to the 1704 Limitation.

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the TRW shares that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Northrop Grumman may enforce that agreement against the participant.

   The exchange agent has established accounts with respect to the TRW shares at DTC for purposes of the offer to exchange, and any financial institution that is a participant in DTC may make book-entry delivery of the TRW shares by causing DTC to transfer the TRW shares into the exchange agent's account in accordance with DTC's procedure for that transfer. However, although delivery of TRW shares may be effected through book-entry at DTC, the letter of transmittal with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this offer to exchange prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which TRW shares are tendered either by a registered holder of TRW shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

   If the certificates for TRW shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged TRW shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Northrop Grumman has described above.

   The method of delivery of share certificates and all other required documents, including delivery through DTC, is at the TRW shareholder's option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Northrop Grumman recommends registered mail with return receipt requested, properly insured. In all cases, shareholders should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash received pursuant to the offer to exchange, TRW shareholders must provide the exchange agent with their correct taxpayer identification number and certify whether TRW shareholders are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some TRW shareholders including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholders must submit a Form W-8, signed under penalty of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

   If TRW shareholders wish to tender TRW shares pursuant to the offer to exchange and their certificates are not immediately available or shareholders cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, their TRW shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

   . shareholders make their tender by or through an eligible institution
     (see--"Withdrawal Rights" above);

   . a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Northrop Grumman, is received by the exchange agent as provided below on or prior to the expiration date; and

   . the certificates for all tendered TRW shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

   TRW shareholders may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and shareholders must include a guarantee by an eligible institution in the form set forth in that notice.

   In all cases, Northrop Grumman will exchange TRW shares tendered and accepted for exchange pursuant to the offer to exchange only after timely receipt by the exchange agent of certificates for TRW shares (or timely confirmation of a book-entry transfer of those securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

   By executing a letter of transmittal as set forth above, subject to the 1704 Limitation, TRW shareholders irrevocably appoint Northrop Grumman's designees as their attorneys-in-fact and proxies, each with full power of substitution, to the full extent of their rights with respect to their TRW shares tendered and accepted for exchange by Northrop Grumman and with respect to any and all other TRW shares and other securities issued or issuable in respect of the TRW shares on or after March 4, 2002. That appointment is effective, and voting rights will be affected, when and only to the extent that Northrop Grumman deposits the shares of Northrop Grumman's common stock issuable with respect to the TRW shares that shareholders have tendered with the exchange agent. Subject to the 1704 Limitation, all proxies shall be considered coupled with an interest in the tendered TRW shares and therefore shall not be revocable once the appointment is effective. Upon the effectiveness of the appointment, all prior proxies that TRW shareholders have given will be revoked, and TRW shareholders may not give any subsequent proxies (and, if given, they will not be deemed effective). Northrop Grumman's designees will, with respect to the TRW shares for which the appointment is effective, be empowered, among other things, to exercise all of the TRW shareholders' voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of TRW's shareholders or otherwise. Northrop Grumman reserves the right to require that, in order for TRW shares to be deemed validly tendered, immediately upon Northrop Grumman's exchange of those TRW shares, Northrop Grumman must be able to exercise full voting rights with respect to those TRW shares. However, prior to acceptance for exchange by Northrop Grumman in accordance with terms of the offer to exchange, the appointment will not be effective, and, Northrop Grumman shall have no voting rights as a result of the tender of TRW shares.

   Northrop Grumman will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of TRW shares, in Northrop Grumman's sole discretion, and its determination shall be final and binding. Northrop Grumman reserves the absolute right to reject any and all tenders of TRW shares that Northrop Grumman determines are not in proper form or the acceptance of or exchange for which may, in the opinion of Northrop Grumman's counsel, be unlawful. Northrop Grumman also reserves the absolute right to waive any of the conditions of Northrop Grumman's offer to exchange (other than the antitrust condition, the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Northrop Grumman shares to be issued in the offer to exchange), or any defect or irregularity in the tender of any TRW shares. However, Northrop Grumman cannot waive the 1704 Limitation. No tender of TRW shares will be deemed to have been validly made until all defects and irregularities in tenders of TRW shares have been cured or waived. None of Northrop Grumman, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any TRW shares or will incur any liability for failure to give any notification. Northrop Grumman's interpretation of the terms and conditions of the offer to exchange (including the letter of transmittal and its instructions) will be final and binding.

   The tender of TRW shares pursuant to any of the procedures described above will constitute a binding agreement between Northrop Grumman and shareholders upon the terms and subject to the conditions of Northrop Grumman's offer to exchange and the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Offer to Exchange and the TRW Merger

   The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of TRW capital stock who exchange their TRW capital stock in the offer to exchange and the TRW merger for shares of Northrop Grumman common stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the offer to exchange and the merger that are described below. TRW shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular TRW shareholders in light of their individual circumstances, such as TRW shareholders who:

   . are dealers in securities;

   . are subject to the alternative minimum tax provisions of the Code;

   . are foreign persons;

   . do not hold their shares of TRW capital stock as capital assets;

   . acquired their shares of TRW capital stock in connection with stock option or stock purchase plans or in other compensatory transactions;

   . hold their shares of TRW capital stock as part of an integrated investment
     (including a ''straddle'') comprised of shares of TRW capital stock and one or more other positions; or

   . are subject to the constructive sale or constructive ownership provisions of the Code under Sections 1259 or 1260, respectively, with respect to their TRW capital stock.

   In addition, the following discussion does not address:

   . the tax consequences of the offer to exchange and the merger to any person under foreign, state or local tax laws; or

   . the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, including a potential sale or spin-off of the TRW automotive business.

   Accordingly, TRW shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the offer to exchange and the TRW merger, including the applicable federal, state, local and foreign tax consequences.

   In the opinion of Gibson, Dunn & Crutcher LLP, counsel to Northrop Grumman, the exchange of TRW shares for Northrop Grumman shares pursuant to the offer to exchange and the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code provided that certain factual assumptions are satisfied. Among such factual assumptions are the following: (i) the offer to exchange and the TRW merger are consummated in the manner provided herein, (ii) none of Northrop Grumman, TRW or any related party acquires or redeems, in connection with the offer to exchange or the TRW merger, shares of Northrop Grumman common stock issued to TRW shareholders pursuant to the offer to exchange or the TRW merger and (iii) TRW will continue a significant line of its business or will use a significant portion of its historic business assets in a business.

   Assuming that the offer to exchange and the TRW merger qualify as a reorganization within the meaning of Section 368(a) of the Code:

   . A holder of TRW shares will not recognize any gain or loss upon exchange of its TRW shares solely for Northrop Grumman common stock in the offer to exchange or the TRW merger;

   . If a holder of TRW shares receives cash instead of a fractional share of Northrop Grumman common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share of Northrop Grumman common stock and the portion of the tax basis of that holder's TRW shares allocable to that fractional share. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the TRW shares that would otherwise have been exchanged for that fractional share of Northrop Grumman common stock were held for more than one year;

   . A holder of TRW shares will have a tax basis in the Northrop Grumman shares received in the offer to exchange and the TRW merger equal to (a) the tax basis of the TRW shares surrendered by that holder pursuant to the offer to exchange or in the TRW merger, less (b) any tax basis of the TRW shares surrendered that is allocable to any fractional share of Northrop Grumman common stock for which cash is received;

   . The holding period for shares of Northrop Grumman common stock received in exchange for TRW shares in the offer to exchange and the TRW merger will include the holding period for TRW shares surrendered in the offer to exchange and the TRW merger; and

   . If a TRW shareholder, pursuant to the exercise of its right to seek an appraisal, exchanges all of its TRW shares solely for cash, such shareholder generally will recognize a capital gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the TRW shares surrendered. Such gain or loss generally will be a long-term capital gain or loss if the holder held the TRW shares surrendered for more than one year as of the date of the exchange.

   Currently, Northrop Grumman does not plan to request a ruling from the Internal Revenue Service with regard to the tax consequences of the offer to exchange and/or the TRW merger. Whether or not the offer to exchange and the TRW merger qualify as a tax-free reorganization depends in part on certain factual assumptions, including the assumptions set forth above. If such factual assumptions are not satisfied, a TRW shareholder's exchange of TRW shares for Northrop Grumman common stock in the offer to exchange or the TRW merger could be a taxable transaction, depending on the surrounding facts.

   The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the offer to exchange and the TRW merger. TRW shareholders are urged to consult their tax advisors concerning the U.S. federal, state, local and foreign tax consequences of participation in the offer to exchange and/or the TRW merger to them.

Effect of the Offer to Exchange on the Market for TRW Shares; Registration Under the Exchange Act

   Reduced Liquidity; Possible Delisting. The tender of TRW shares pursuant to the offer to exchange will reduce the number of holders of TRW shares and the number of TRW shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining TRW shares held by the public. TRW

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

shares are listed and principally traded on the New York Stock Exchange. Depending on the number of TRW shares acquired pursuant to the offer to exchange, following the completion of the offer to exchange, TRW shares may no longer meet the requirements of the New York Stock Exchange for continued listing. For example, published guidelines of the New York Stock Exchange indicate that the New York Stock Exchange would consider delisting the outstanding TRW shares if, among other things:

   . the number of publicly held TRW shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000;

   . the number of record holders of 100 or more TRW shares should fall below
     1,200; or

   . the aggregate market value of publicly held shares should fall below $5 million.

   Based on TRW's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 as of November 2, 2001, there were 126,286,307 shares of TRW common stock outstanding, held by approximately 22,500 holders of record. As of February 9, 2001, the most recent available public information, there were 31,710 Series 1 Shares and 59,216 Series 3 Shares outstanding.

   If the New York Stock Exchange were to delist the TRW shares, including after the exchange of TRW shares in Northrop Grumman's offer to exchange but prior to the TRW merger, the market for TRW shares could be adversely affected. It is possible that TRW shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by those exchanges, or through the Nasdaq Stock Market or by other sources. The extent of the public market for the TRW shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the TRW shares remaining at that time, the interest in maintaining a market in the TRW shares on the part of securities firms, the possible termination of registration of TRW shares under the Exchange Act, as described below, and other factors.

   Status as Margin Securities. The TRW shares are presently margin securities under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of TRW shares. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the offer to exchange, the TRW shares may no longer constitute margin securities for the purposes of the Federal Reserve Board's margin regulations, in which event the TRW shares would be ineligible as collateral for margin loans made by brokers.

   Registration Under the Exchange Act. TRW shares are currently registered under the Exchange Act. TRW can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of TRW shares. Termination of registration of the TRW shares under the Exchange Act would reduce the information that TRW must furnish to its shareholders and to the SEC and would make some provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to TRW shares. Furthermore, the ability of TRW affiliates and persons holding restricted securities of TRW to dispose of securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be impaired or eliminated. If registration of the TRW shares under the Exchange Act were terminated, TRW shares would no longer be eligible for New York Stock Exchange listing or for continued inclusion on the Federal Reserve Board's list of margin securities.

Purpose of the Offer to Exchange; the TRW Merger; Dissenters' Rights

   Northrop Grumman is making the offer to exchange in order to acquire control of, and ultimately the entire equity interest in, TRW. The offer to exchange is the first step in Northrop Grumman's acquisition of TRW, and is intended to facilitate the acquisition of all TRW shares. TRW shareholders will not have dissenters' rights as a result of the completion of the offer to exchange.

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

   Northrop Grumman intends, as soon as practicable after the completion of the offer to exchange, to seek to merge TRW with Northrop Grumman or a wholly-owned subsidiary. The purpose of the TRW merger is to acquire all TRW shares not tendered and exchanged pursuant to the offer to exchange. In the TRW merger, each then-outstanding share of TRW capital stock (except for treasury shares of TRW and shares beneficially owned directly or indirectly by Northrop Grumman for its own account) will be converted into the right to receive shares of Northrop Grumman common stock at the same exchange ratio used in the offer to exchange, subject to dissenters' rights under Ohio law. Assuming the minimum tender condition is satisfied and Northrop Grumman completes the offer to exchange, Northrop Grumman would have sufficient voting power to effect the TRW merger under Section 1701.80 of the Ohio Revised Code without the vote of any other shareholder of TRW.

   The TRW merger may be completed pursuant to Section 1701.80 of the Ohio Revised Code and Section 253 of the Delaware General Corporation Law. Under
Section 1701.80, a foreign parent corporation owning at least 90% of the outstanding shares of each class of a domestic subsidiary corporation may merge the subsidiary corporation into itself without the approval of the shareholders of the subsidiary corporation but with the approval of the board of directors of the subsidiary corporation. Under Section 253 of the Delaware General Corporation Law such a merger may be completed without the approval of the stockholders of the parent corporation.

   No dissenters' rights are available in connection with the offer to exchange. If the TRW merger is consummated, however, TRW shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment in cash of the fair value of, their TRW shares. TRW Shareholders that vote in favor of the TRW merger will not be entitled to relief as dissenting shareholders. TRW Shareholders who perfect their rights by complying with the procedures set forth in Sections 1701.84 and Section 1701.85 will have the fair value of their shares determined by an Ohio trial court and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest at a rate determined by the trial court on the amount determined to be the fair value of their shares. In determining the fair value of the TRW shares, a court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the transactions. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the TRW shares, including, among other things, asset values and earning capacity.

   The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to the full text of Sections 1701.84 and section 1701.85 included herewith in Annex B. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Ohio Revised Code.

   Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Northrop Grumman does not believe would apply to the TRW merger if the merger occurred within one year of the completion of the offer to exchange, would require, among other things, that some financial information concerning TRW, and some information relating to the fairness of the proposed transaction and the consideration offered to shareholders of TRW, be filed with the SEC and disclosed to shareholders prior to the completion of the TRW merger.

Plans for TRW After the TRW Merger

   Once Northrop Grumman has completed the TRW merger, it expects that TRW would continue its current operations, except that it would cease to be publicly owned and would instead be wholly-owned by Northrop Grumman. Northrop Grumman expects to promptly dispose of TRW's automotive business either by selling that business to a third party or parties or by spinning it off to the Northrop Grumman stockholders (including the former TRW shareholders) or by a combination thereof.

The 1704 Limitation

   Tenders of TRW shares pursuant to the offer to exchange will be effective, and Northrop Grumman shall have the right to acquire tendered TRW shares, only at such time as Section 1704 of the Ohio Revised Code (the

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

"Ohio business combination law") shall not prohibit or delay the TRW merger. No tender of TRW shares shall be effective, and Northrop Grumman shall have no right to acquire tendered TRW shares, prior to such time.

   The Ohio business combination law prohibits certain business combinations and other transactions (each, a "Chapter 1704 transaction"), such as the TRW merger, between an issuing public corporation (such as TRW) and any "interested shareholder" (defined generally as any person who, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date that person becomes an interested shareholder. After such three-year period, a Chapter 1704 transaction between an issuing public corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 transaction is approved by certain supermajority shareholder votes. The Ohio business combination law restrictions do not apply to a Chapter 1704 transaction with an interested shareholder if either the acquisition of the corporation's shares that would cause the interested shareholder to become an interested shareholder, or the Chapter 1704 transaction, is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the interested shareholder became an interested shareholder.

   On March 4, 2002, Northrop Grumman requested that TRW's board of directors take appropriate action so that the Ohio business combination law is not applicable to the acquisition of TRW capital stock pursuant to the offer to exchange or the TRW merger. There can be no assurance that TRW's board of directors will do so.

Conditions to the Offer to Exchange

   In addition to the 1704 Limitation, the offer to exchange is also subject to a number of conditions, which are described below:

                           Minimum Tender Condition

   Consummation of the offer to exchange is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the offer to exchange, a number of TRW shares which, together with any TRW shares that Northrop Grumman beneficially owns for its own account, will constitute at least a majority of the total number of outstanding shares of TRW common stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for TRW shares had been so converted, exercised or exchanged) as of the date that Northtrop Grumman accepts the TRW shares for exchange pursuant to the offer to exchange.

                              Antitrust Condition

   The offer to exchange is also subject to the condition that any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Council Regulation (EEC) No. 4064/89 of the Council of the European Union, and any other applicable similar foreign laws or regulations will have expired or been terminated.

   Under the provisions of the Hart-Scott-Rodino Act applicable to the offer to exchange, the acquisition of TRW shares pursuant to the offer to exchange may be completed following the expiration of a 30-calendar day waiting period (if the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day) following the filing by Northrop Grumman of a Notification and Report Form, which Northrop Grumman intends to file shortly, with respect to the offer to exchange, unless Northrop Grumman receives a request for additional information and documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission. If, within the initial 30-day waiting period, either the Antitrust Division or the Federal Trade Commission requests additional information and documentary material from Northrop Grumman concerning the offer to exchange, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the thirtieth calendar day after the date of substantial compliance by Northrop Grumman with that request. If the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day. Only one extension of the waiting period pursuant to a request for additional information is authorized by the Hart-Scott-Rodino Act. After that time, Northrop Grumman and TRW may close the transaction, unless Northrop Grumman agrees with the Antitrust Division or Federal Trade Commission to delay closing the transaction or the Antitrust Division or Federal Trade Commission seek a court order staying the transaction. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the Federal Trade Commission raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while those negotiations continue.

   Under the laws of certain foreign nations and multinational authorities, such as the European Commission (under Council Regulation (EEC) 4064/89, or "ECMR"), the transaction may not be completed or control may not be exercised unless certain filings are made with these nations' antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Northrop Grumman intends to file shortly all other non-United States pre-merger notifications that it believes are required. Should any other approval or action be required, Northrop Grumman currently contemplates that such approval or action would be sought. Although Northrop Grumman believes that it will obtain all other material required regulatory approvals in a timely manner, it is not certain that all other such approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals.

                            Control Share Condition

   Consummation of the offer to exchange is conditioned upon the acquisition of TRW capital stock by Northrop Grumman being authorized by the shareholders of TRW pursuant to Section 1701.831 of the Ohio Revised Code (the "control share acquisition law") at a special meeting of shareholders of TRW (the "Ohio control share acquisition meeting") in accordance with the Ohio control share acquisition law, or Northrop Grumman being satisfied, in its sole discretion, that the control share acquisition law is invalid or inapplicable to the acquisition of TRW capital stock pursuant to the offer to exchange.

   Under the Ohio control share acquisition law, unless a corporation's articles of incorporation or regulations otherwise provide, any "control share acquisition" of an "issuing public corporation" (such as TRW) may be made only with the prior authorization of its shareholders in accordance with the control share acquisition law. Neither TRW's Amended Articles of Incorporation nor its regulations currently contain a provision by which TRW "opts out" of the control share acquisition law.

   Unless and until such time as TRW's articles or regulations are amended to include such an "opt out" provision or the law is determined to be invalid, the control share acquisition law requires shareholder approval of any proposed "control share acquisition" of TRW. A "control share acquisition" is the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of such corporation of which such person may exercise or direct the exercise of voting power, entitles such person to exercise or direct the exercise of one-fifth or more, one third or more, or a majority or more of the voting power in the election of directors. A control share acquisition must be authorized in advance (i) by the holders of at least a majority of the voting power of the corporation in the election of directors represented at the meeting in person or by proxy and (ii) by the holders of a majority of the portion of the voting power excluding the voting power of interested shares at the meeting in person or by proxy. Ohio's control share acquisition law provides that a quorum shall be deemed to be present at the meeting if at least a majority of the voting power of the shares are represented at such meeting in person or by proxy.

   For purposes of the control share acquisition law, "interested shares" means shares as to which any of the following may exercise or direct the exercise of voting power in the election of directors (i) an acquiring person, (ii) an officer elected or appointed by the directors of the issuing public corporation, (iii) any employee of the issuing public corporation who is also a director of such corporation and (iv) any person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation or any proposed merger, consolidation or other transaction which would result in a change in control of the corporation or all or substantially all of its assets, and ending on the record date for the meeting if either of the following applies:

  . the aggregate consideration paid or otherwise given by the person who acquired the shares, and any other persons acting in concert with such person for all shares exceeds $250,000; or

  . the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with such person, exceeds 1/2 of 1% of the outstanding shares of the corporation entitled to vote in the election of directors. "Interested shares" also includes shares held by a person that transfers interested shares after the record date if accompanied by an instrument (such as a proxy or voting agreement) that gives the transferee the power to vote those shares.

   Under the control share acquisition law, TRW must call a meeting to vote upon a proposed control share acquisition no later than 10 days, and it must be held no later than 50 days, following its receipt of an "acquiring person statement" from the acquiring person.

   Without waiving its right to challenge the validity of all or any part of the control share acquisition law or to seek an amendment to TRW's regulations opting out of the control share acquisition law, and reserving its right to take actions inconsistent with the applicability of the control share acquisition law, Northrop Grumman delivered to TRW on March 4, 2002 an acquiring person statement relating to the offer to exchange and the TRW merger. Pursuant to the provisions of the control share acquisition law, the Ohio control share acquisition meeting must be held no later than April 23, 2002.

   Northrop Grumman expects to file suit in the United States District Court for the Northern District of Ohio challenging the application of the control share acquisition law to the offer to exchange and the TRW merger. See "Ohio Litigation" on page 41.

                             Control Bid Condition

   Consummation of the offer to exchange is conditioned upon the expiration of the period during which the Ohio Division of Securities may suspend the offer to exchange pursuant to Sections 1707.01, 1707.041, and 1707.042 (collectively, the "control bid law") of the Ohio revised code, without the occurrence of any such suspension or the invalidity of the control bid law.

   The control bid law regulates tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "control bid"). A subject company includes an issuer (such as TRW) that (i) either (a) has its principal place of business or principal executive offices located in Ohio or (b) owns or controls assets located in Ohio that have a fair market value of at least $1.0 million and (ii) has more than 10% of its beneficial or record equity security holders resident in Ohio, has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio or has 1,000 beneficial or record equity security holders who are resident in Ohio.

   The control bid law prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division of Securities and to send or deliver such information and the material terms of the proposed offer to exchange to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division of Securities.

   Within five calendar days of such filing, the Ohio Division of Securities may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division of Securities summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division of Securities may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the control bid law has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division of Securities maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division of Securities and to reinstitute the control bid by filing new or amended information pursuant to the control bid law.

   Northrop Grumman filed the information required under the control bid law. Northrop Grumman expects to file suit in the United States District Court for the Northern District of Ohio challenging the application of the control bid law to the offer to exchange and the TRW merger. See "Ohio Litigation" on page 41.

                Northrop Grumman Stockholder Approval Condition

   Consummation of the offer to exchange is conditioned upon the approval by the stockholders of Northrop Grumman of the issuance of Northrop Grumman common stock pursuant to the offer to exchange and the TRW merger.

   Pursuant to the rules of the New York Stock Exchange, upon which Northrop Grumman's common stock is listed, the issuance of Northrop Grumman common stock pursuant to the offer to exchange and the TRW merger must be approved by holders of a majority of the shares voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Northrop Grumman securities entitled to vote on the proposal. This approval is required because the number of shares of Northrop Grumman's common stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. Northrop Grumman intends to seek this approval at a meeting of its stockholders to be held as soon as practicable.

               Certain Other Conditions to the Offer to Exchange

   Notwithstanding any other provision of the offer to exchange, Northrop Grumman shall not be required to accept for exchange or exchange any TRW shares, may postpone the acceptance for exchange of or the exchange for tendered TRW shares, and may, in Northrop Grumman's sole discretion, terminate or amend the offer to exchange as to any TRW shares not then exchanged if:

   . at the expiration date, any of the minimum tender condition, the antitrust condition, the control share condition, the control bid condition or any of the other conditions to the offer to exchange set forth in clauses (a) through (g) below has not been satisfied or, in the case of any condition other than the antitrust condition or the conditions set forth in clauses
     (b) or (c) below, waived; or

   . on or after the date of this offer to exchange and at or prior to the time of exchange of any TRW shares (whether or not any TRW shares have theretofore been accepted for exchange or exchanged pursuant to the offer to exchange), and subject to the applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act relating to Northrop Grumman's obligation to exchange or return tendered TRW shares promptly after the termination or withdrawal of the offer to exchange) the antitrust condition is not satisfied.

   The other conditions to the offer to exchange are as follows:

   (a) the shares of Northrop Grumman's common stock to be issued to TRW shareholders in the offer to exchange and the TRW merger have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

   (b) the registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC, and Northrop Grumman shall have received all necessary state securities law or blue sky authorizations;

   (c) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the offer to exchange, the TRW merger or any of the other transactions contemplated by the offer to exchange shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the offer to exchange or the TRW merger;

   (d) there shall not be pending or threatened any suit, action or proceeding by any governmental entity (1) challenging the offer to exchange, seeking to restrain or prohibit the completion of the offer to exchange or seeking to obtain from TRW or Northrop Grumman any damages that are material in relation to TRW and its subsidiaries taken as a whole or Northrop Grumman and its subsidiaries taken as a whole, (2) seeking to prohibit or limit the ownership or operation by TRW or Northrop Grumman or any of Northrop Grumman's subsidiaries of any material portion of the business or assets of TRW or Northrop Grumman or any of Northrop Grumman's subsidiaries or to compel TRW or Northrop Grumman or any of Northrop Grumman's subsidiaries to dispose of or hold separate any material portion of the business or assets of TRW or Northrop Grumman or any of Northrop Grumman's subsidiaries as a result of Northrop Grumman's offer to exchange, (3) seeking to prohibit Northrop Grumman from effectively controlling in any material respect the business or operations of TRW or (4) which otherwise is reasonably likely to have a material adverse effect on Northrop Grumman or TRW;

   (e) no change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of TRW or any of its subsidiaries that, in the reasonable judgment of Northrop Grumman, is or may be materially adverse to TRW or any of its subsidiaries, or Northrop Grumman shall have become aware of any facts that, in its reasonable judgment, have or may have material adverse significance with respect to either the value of TRW or any of its subsidiaries or the value of the capital stock of TRW to Northrop Grumman;

   (f) there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the TRW shares, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in the sole judgment of Northrop Grumman, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of TRW or any of its subsidiaries, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the sole judgment of Northrop Grumman, might affect the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer to exchange, a material acceleration or worsening thereof; and

   (g) TRW shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Northrop Grumman's ability to acquire TRW or otherwise diminishing the expected economic value to Northrop Grumman of the acquisition of TRW including, but not limited to, any material issuance of new securities of TRW, the declaration of any extraordinary dividend, the adoption of a shareholder rights plan or any other transaction not in the ordinary course of TRW's business.

   The conditions listed above are solely for Northrop Grumman's benefit and Northrop Grumman may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by

Northrop Grumman). Northrop Grumman may waive any of these conditions in whole or in part (other than the antitrust condition and the conditions set forth in clauses (b) and (c) above). The determination as to whether any condition has been satisfied shall be in Northrop Grumman's reasonable judgment and will be final and binding on all parties. The failure by Northrop Grumman at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

Ohio Litigation

   Northrop Grumman expects to file a lawsuit in the United States District Court for the Northern District of Ohio against TRW and certain other persons, seeking declaratory and injunctive relief with respect to the Ohio control share acquisition law, the Ohio business combination law and the Ohio control bid law. The lawsuit will allege that such statutes conflict with the U.S. Constitution and U.S. laws governing the conduct of tender offers. No assurance can be provided as to the time which may be required for a final decision with respect to the issues presented, or as to the outcome of this lawsuit.

Regulatory Approvals

   Other than clearance under the antitrust laws applicable to the offer to exchange and the TRW merger which are described above under --"Conditions to the Offer to Exchange--Antitrust Condition," the SEC declaring the effectiveness of the registration statement of which this offer to exchange is a part and the filings under the control bid law, Northrop Grumman does not believe that any additional material governmental filings are required with respect to the offer to exchange and the TRW merger.

Source and Amount of Funds

   Northrop Grumman's offer to exchange is not conditioned upon any financing arrangements. Northrop Grumman will use working capital to pay any cash requirements of the offer to exchange.

Certain Relationships with TRW

   Except as set forth in this proposal, neither Northrop Grumman nor, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of TRW, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this offer to exchange, there have been no contacts, negotiations or transactions since January 1, 1999, between Northrop Grumman or, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates on the one hand, and TRW or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer to exchange or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the normal course of their businesses, Northrop Grumman and TRW are parties to transactions and agreements. Since January 1, 1999, Northrop Grumman believes that no such transaction had an aggregate value in excess of 1%, of TRW consolidated revenues. Neither Northrop Grumman, nor, to the best of its knowledge, any of Northrop Grumman's directors, executive officers or other affiliates has since January 1, 1999 had any transaction with TRW or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer to exchange. As of the date of this offer to exchange, Northrop Grumman beneficially owns for its own account 4 shares of TRW common stock. In addition, Dr. Ronald D. Sugar, President and Chief Operating Officer and a director of Northrop Grumman, owns 21,475 shares of TRW common stock as trustee of Ronald D. Sugar Revocable Trust dated as of October 29, 1995. Dr. Ronald Sugar was employed by TRW through June 2000. In accordance with the terms of his employment with TRW, Dr. Sugar continues to receive compensation benefits from TRW relating to his past employment with TRW. To the best of Northrop Grumman's knowledge, no other officers or directors own TRW capital stock or have interests in TRW.

Fees and Expenses

   Northrop Grumman has retained Salomon Smith Barney to act as the dealer manager in connection with the offer to exchange and to provide various financial advisory services to Northrop Grumman in connection with the offer to exchange and the TRW merger. Salomon Smith Barney will receive reasonable and customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. Northrop Grumman has agreed to indemnify Salomon Smith Barney and related persons against various liabilities and expenses in connection with its services as the dealer manager and financial advisor, including various liabilities and expenses under the U.S. federal securities laws. From time to time, Salomon Smith Barney and its affiliates may actively trade the debt and equity securities of Northrop Grumman and TRW for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Salomon Smith Barney has in the past performed various investment banking and financial advisory services for Northrop Grumman for which they have received customary compensation.

   Northrop Grumman has retained D. F. King & Co., Inc. as information agent in connection with Northrop Grumman's offer to exchange. The information agent may contact holders of TRW shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to Northrop Grumman's offer to exchange to beneficial owners of TRW shares. Northrop Grumman will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of- pocket expenses. Northrop Grumman has agreed to indemnify the information agent against various liabilities and expenses in connection with Northrop Grumman's offer to exchange, including various liabilities under the U.S. federal securities laws.

   In addition, Northrop Grumman has retained Equiserve Trust Company as the exchange agent. Northrop Grumman will pay the exchange agent reasonable and customary compensation for its services in connection with Northrop Grumman's offer to exchange, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

   Northrop Grumman will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of TRW shares pursuant to Northrop Grumman's offer to exchange. Northrop Grumman will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

   The acquisition of TRW by Northrop Grumman would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that TRW's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Stock Exchange Listing

   Northrop Grumman's common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Northrop Grumman will make an application to list on the New York Stock Exchange and the Pacific Stock Exchange the Northrop Grumman common stock that will be issued pursuant to the offer to exchange and the TRW merger.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   Northrop Grumman common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "NOC." TRW common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange, the Chicago Stock Exchange and the Philadelphia Stock Exchange under the symbol "TRW." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the New York Stock Exchange and the dividends declared on Northrop Grumman common stock and on TRW common stock.

                        Northrop Grumman            TRW Common
                          Common Stock                 Stock
                        ----------------           -------------
                          High     Low   Dividends  High   Low   Dividends
                        -------  ------  --------- ------ ------ ---------
     1999
     March 31, 1999.... $ 73.25  $57.00    $0.40   $58.63 $44.75   $0.33
     June 30, 1999.....   73.31   57.75     0.40    54.94  41.94    0.33
     September 30, 1999   75.69   59.94     0.40    57.19  48.06    0.33
     December 31, 1999.   62.31   49.00     0.40    53.94  41.50    0.33
     2000
     March 31, 2000....   55.19   43.56     0.40    64.13  39.81    0.33
     June 30, 2000.....   80.25   52.44     0.40    59.94  43.19    0.33
     September 30, 2000   91.81   65.63     0.40    52.13  40.31    0.33
     December 31, 2000.   92.50   74.13     0.40    42.00  29.88    0.35
     2001
     March 31, 2001....   97.54   79.81     0.40    40.34  33.86    0.35
     June 30, 2001.....   95.37   77.60     0.40    44.95  33.48    0.35
     September 30, 2001  102.97   77.00     0.40    44.35  28.01    0.35
     December 31, 2001.  108.97   89.02     0.40    40.51  30.01    0.18
     2002
     March 1, 2002.....  117.80   96.00     0.40    51.55  34.82    0.18

   On March 1, 2002, the last full trading day prior to the date of this offer to exchange, the last sale price per share of Northrop Grumman common stock on the New York Stock Exchange was $107.75 and the last sale price per share of TRW common stock was $50.05.

   Northrop Grumman urges TRW's shareholders to obtain current market quotations for Northrop Grumman and TRW common stock before making any decision regarding the offer to exchange.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The Unaudited Pro Forma Condensed Combined Financial Statements presented below are derived from the historical consolidated financial statements of each of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the Litton, Newport News and TRW acquisitions had been completed as of the beginning of the periods presented for statements of operations purposes and on September 30, 2001 for balance sheet purposes.

   For a summary of the business combination, see "The Offer to Exchange" beginning on page 26 of this offer to exchange.

   The Unaudited Pro Forma Condensed Combined Financial Statements are based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW adjusted to give effect to the Litton, Newport News and TRW acquisitions. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this offer to exchange, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this offer to exchange, (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the period ended September 16, 2001, which are incorporated by reference in this offer to exchange, and
(d) the audited consolidated financial statements of TRW contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of TRW contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which are incorporated by reference in this offer to exchange. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

   The acquisition of Litton, on April 2, 2001, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Statements do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements. Adjustments to the purchase price allocations will be finalized by March 31, 2002, and will be reflected in future Northrop Grumman filings. There can be no assurance that such adjustments will not be material.

   With the exception of Newport News' long-term debt assumed, as of the date of the offer to exchange Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets acquired and TRW assets to be acquired and the Newport News liabilities assumed and the TRW liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News or TRW data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News, other than long-term debt, and TRW and has used the historical revenue recognition policies of Newport News and TRW to prepare the Unaudited Pro Forma Condensed Combined Financial Statements set forth herein, with the excess of the purchase price over the historical net assets of Newport News and TRW recorded as goodwill and other purchased intangibles. Once Northrop Grumman has determined the final purchase price for TRW and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes for Newport News and TRW, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

   The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had Northrop Grumman's offer to exchange and the Litton, Newport News and TRW acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

   The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton, Newport News and TRW acquisitions.

   The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton, Newport News and TRW that are incorporated by reference in this offer to exchange.

                    Unaudited Pro Forma Condensed Combined
                        Statement of Financial Position
                              September 30, 2001
                                ($ in millions)

                                                             Pro Forma                        Pro Forma
                                     Northrop Newport ----------------------           -----------------------
                                     Grumman   News   Adjustment     Combined   TRW    Adjustment      Combined
                                     -------- ------- ----------     -------- -------  ----------      --------
Assets:
Current assets......................
  Cash and cash equivalents......... $   310  $   66    $   --       $   376  $   242   $    --        $   618
  Accounts receivable...............   2,297     131        (7)(a)     2,421    2,201        --          4,622
  Inventoried costs.................   1,222     409        --         1,631      871        --          2,502
  Deferred income taxes.............      35     110        --           145      210        --            355
  Prepaid expenses and other
   current assets...................     140      19        --           159      147        --            306
                                     -------  ------    ------       -------  -------   -------        -------
   Total current assets.............   4,004     735        (7)        4,732    3,671        --          8,403
                                     -------  ------    ------       -------  -------   -------        -------
Property, plant and equipment.......   3,297   1,616        --         4,913    8,206        --         13,119
Accumulated depreciation............  (1,211)   (950)       --        (2,161)  (4,720)       --         (6,881)
                                     -------  ------    ------       -------  -------   -------        -------
Property, plant and equipment, net..   2,086     666        --         2,752    3,486        --          6,238
                                     -------  ------    ------       -------  -------   -------        -------
Other assets
  Goodwill and other purchased
   intangibles, net.................   7,956      --     1,976(a)(k)   9,932    3,909     3,643(l)(m)   17,484
  Prepaid retiree benefits cost and
   intangible pension asset.........   2,773      --        --         2,773    3,014        --          5,787
  Other assets......................     395     237        --           632    1,270        --          1,902
                                     -------  ------    ------       -------  -------   -------        -------
                                      11,124     237     1,976        13,337    8,193     3,643         25,173
                                     -------  ------    ------       -------  -------   -------        -------
                                     $17,214  $1,638    $1,969       $20,821  $15,350   $ 3,643        $39,814
                                     =======  ======    ======       =======  =======   =======        =======
Liabilities and Shareholders' Equity
Current liabilities
  Notes payable and current portion
   of long term debt................ $   134  $   46    $   --       $   180  $ 1,540   $    --        $ 1,720
  Accounts payable..................     757      87        (7)(a)       837    1,744        --          2,581
  Accrued employees'
   compensation.....................     629      --        --           629       --        --            629
  Advances on contracts.............     837      --        --           837       --        --            837
  Income taxes......................     373      --        --           373       --        --            373
  Other current liabilities.........   1,223     484        --         1,707    2,100        --          3,807
                                     -------  ------    ------       -------  -------   -------        -------
   Total current liabilities........   3,953     617        (7)        4,563    5,384        --          9,947
                                     -------  ------    ------       -------  -------   -------        -------
Long-term debt......................   5,185     432       696(a)(k)   6,313    4,942        --         11,255
Accrued retiree benefits............   1,478      --        --         1,478       --        --          1,478
Deferred tax and other long-term
 liabilities........................     973     285        --         1,258    2,698        --          3,956
Redeemable preferred stock..........     350      --        --           350       --        --            350
Shareholders' equity
  Paid in capital and unearned
   compensation.....................   2,366     452     1,132(a)      3,950      559     5,410(l)(m)    9,919
  Retained earnings.................   2,928     236      (236)(a)     2,928    2,426    (2,426)(l)(m)   2,928
  Accumulated other comprehensive
   loss.............................     (19)     --        --           (19)    (269)      269(l)(m)      (19)
  Stock Employee Compensation
   Trust............................      --    (384)      384(a)         --       --        --             --
  Treasury Shares--cost in excess
   of par value.....................      --      --        --            --     (390)      390(l)(m)       --
                                     -------  ------    ------       -------  -------   -------        -------
                                       5,275     304     1,280         6,859    2,326     3,643         12,828
                                     -------  ------    ------       -------  -------   -------        -------
                                     $17,214  $1,638    $1,969       $20,821  $15,350   $ 3,643        $39,814
                                     =======  ======    ======       =======  =======   =======        =======

                    Unaudited Pro Forma Condensed Combined
                              Statement of Income
                         Year Ended December 31, 2000
                       ($ in millions, except per share)

                                                          Pro Forma                           Pro Forma
                                 Northrop         -------------------------  Newport --------------------------
                                 Grumman  Litton  Adjustments       Combined  News   Adjustments        Combined   TRW
                                 -------- ------  -----------       -------- ------- -----------        -------- -------
Sales and service revenues......  $7,618  $5,626     $ (61)(b)      $13,183  $2,072     $ (22)(b)       $15,233  $17,231
Cost of sales
   Operating Costs..............   5,446   4,669        88(b)(c)(d)  10,203   1,870      (261)(b)(h)(j)  11,812   14,520
   Administrative and
     general expenses...........   1,074     491        --            1,565      --       271(j)          1,836    1,115
                                  ------  ------     -----          -------  ------     -----           -------  -------
Operating margin................   1,098     466      (149)           1,415     202       (32)            1,585    1,596
Interest expense................    (175)   (105)     (191)(e)         (471)    (53)      (21)(i)          (545)    (524)
Other, net......................      52      16        --               68       4        --                72     (366)
                                  ------  ------     -----          -------  ------     -----           -------  -------
Income from continuing
  operations before income
  taxes.........................     975     377      (340)           1,012     153       (53)            1,112      706
Federal and foreign income taxes     350     151      (119)(f)          382      63       (27)(f)(j)        418      268
                                  ------  ------     -----          -------  ------     -----           -------  -------
Income from continuing
  operations....................  $  625  $  226     $(221)         $   630  $   90     $ (26)          $   694  $   438
                                  ======  ======     =====          =======  ======     =====           =======  =======
Less, dividends paid to
  preferred shareholders........      --      --       (25)(g)          (25)     --        --               (25)      --
                                  ------  ------     -----          -------  ------     -----           -------  -------
Income available to common
  shareholders..................  $  625  $  226     $(246)         $   605  $   90     $ (26)          $   669  $   438
                                  ======  ======     =====          =======  ======     =====           =======  =======
Average shares basic............   70.58                              83.58                              100.22
Average shares diluted..........   70.88                              84.00                              100.64
Basic earnings per share:
   Continuing operations........  $ 8.86                            $  7.24                             $  6.68
Diluted earnings per share:
   Continuing operations........  $ 8.82                            $  7.20*                            $  6.65*

                                        Pro Forma
                                 -----------------------
                                 Adjustments     Combined
                                 -----------     --------
Sales and service revenues......    $  --        $32,464
Cost of sales
   Operating Costs..............       91 (l)(h)  26,423
   Administrative and
     general expenses...........       --          2,951
                                    -----        -------
Operating margin................      (91)         3,090
Interest expense................       --         (1,069)
Other, net......................       --           (294)
                                    -----        -------
Income from continuing
  operations before income
  taxes.........................      (91)         1,727
Federal and foreign income taxes      (32)(f)(l)     654
                                    -----        -------
Income from continuing
  operations....................    $ (59)       $ 1,073
                                    =====        =======
Less, dividends paid to
  preferred shareholders........       --            (25)
                                    -----        -------
Income available to common
  shareholders..................    $ (59)       $ 1,048
                                    =====        =======
Average shares basic............                  153.62
Average shares diluted..........                  154.04
Basic earnings per share:
   Continuing operations........                 $  6.82
Diluted earnings per share:
   Continuing operations........                 $ 6.80 *

--------
* Calculated by dividing income available to common shareholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

                    Unaudited Pro Forma Condensed Combined
                              Statement of Income
                     Nine Months Ended September 30, 2001
                       ($ in millions, except per share)

                                                       Pro Forma                       Pro Forma
                                                ----------------------          -----------------------
                               Northrop               Adjustments       Newport       Adjustments
                               Grumman  Litton         Combined          News           Combined           TRW
                               -------- ------  ----------------------  ------- -----------------------  -------
Sales and service revenues....  $9,254  $1,345  $ (18)(b)      $10,581  $1,639  $ (37)(b)       $12,183  $12,305
Cost of sales
   Operating Costs............   7,656   1,120     19(b)(c)(d)   8,795   1,481   (168)(b)(h)(j)  10,108   10,467
   Administrative and
     general expenses.........     908     121     --            1,029      --    153(j)          1,182      795
                                ------  ------  -----          -------  ------  -----           -------  -------
Operating margin..............     690     104    (37)             757     158    (22)              893    1,043
Interest expense..............    (269)    (27)   (64)(e)         (360)    (37)   (15)(i)          (412)    (368)
Other, net....................      64       3     --               67      (1)    --                66     (683)
                                ------  ------  -----          -------  ------  -----           -------  -------
Income from continuing
  operations before income
  taxes.......................     485      80   (101)             464     120    (37)              547       (8)
Federal and foreign income
  taxes.......................     189      30    (35)(f)          184      48    (18)(f)(j)        214       14
                                ------  ------  -----          -------  ------  -----           -------  -------
Income from continuing
  operations..................  $  296  $   50    (66)             280  $   72    (19)              333  $   (22)
                                ======  ======  =====          =======  ======  =====           =======  =======
Less, dividends paid to
  preferred shareholders......     (12)     --     (6)(g)          (18)     --     --               (18)      --
                                ------  ------  -----          -------  ------  -----           -------  -------
Income available to
  common shareholders.........  $  284  $   50  $ (72)         $   262  $   72  $ (19)          $   315  $   (22)
                                ======  ======  =====          =======  ======  =====           =======  =======
Average shares basic..........   80.34                           85.32                           101.96
Average shares diluted........   81.03                           86.11                           102.75
Basic earnings per share:
   Continuing operations......  $ 3.53                         $  3.07                          $  3.09
Diluted earnings per share:
   Continuing operations......  $ 3.50*                        $ 3.04 *                         $ 3.07 *

                                    Pro Forma
                               -------------------
                                   Adjustments
                                     Combined
                               -------------------
Sales and service revenues.... $ --        $24,488
Cost of sales
   Operating Costs............   68 (l)(h)  20,643
   Administrative and
     general expenses.........   --          1,977
                               ----        -------
Operating margin..............  (68)         1,868
Interest expense..............   --           (780)
Other, net....................   --           (617)
                               ----        -------
Income from continuing
  operations before income
  taxes.......................  (68)           471
Federal and foreign income
  taxes.......................  (24)(l)(f)     204
                               ----        -------
Income from continuing
  operations.................. $(44)           267
                               ====        =======
Less, dividends paid to
  preferred shareholders......   --            (18)
                               ----        -------
Income available to
  common shareholders......... $(44)       $   249
                               ====        =======
Average shares basic..........              155.36
Average shares diluted........              156.15
Basic earnings per share:
   Continuing operations......             $  1.60
Diluted earnings per share:
   Continuing operations......             $ 1.59 *

--------
* Calculated by dividing income available to common shareholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

    Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

(a) Adjustments to (i) eliminate the equity of Newport News, (ii) eliminate intercompany receivables and payables between Northrop Grumman and Newport News, (iii) record issuance of common stock, (iv) record debt financing for the Newport News acquisition along with additional acquisition related costs, and (v) record goodwill and other purchased intangibles arising from the acquisition of Newport News.

     The amount of the purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated based on the assumption that Northrop Grumman has acquired 100% of Newport News common stock and, accordingly, has issued 16,636,885 shares of Northrop Grumman common stock available to be exchanged in the Newport News acquisition.

     The value ascribed to the Northrop Grumman common stock exchanged in the Newport News acquisition is $95.22. This value was determined based on a measurement date of December 5, 2001. Accordingly, this value represents the 5-day average of the Northrop Grumman closing stock prices from December 3, 2001 through December 7, 2001.

(b) Adjustment to eliminate intercompany sales and cost of sales transactions between Northrop Grumman and Litton, and between Northrop Grumman and Newport News.

(c) Adjustment to amortize the preliminary estimate of goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 26 years on a straight line basis.

(d) Adjustment to record depreciation of property, plant and equipment and amortization of capitalized software arising from fair market value adjustments for the Litton acquisition.

(e) Adjustment to record interest expense and the amortization of debt issuance costs on new financing for the acquisition of Litton at a weighted average rate of 7.5 and 6.8 percent for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

(f) Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of thirty-five percent.

(g) Adjusted, pro rata, for dividends to preferred shareholders using $7 per share dividend rate for redeemable preferred stock issued in the acquisition of Litton.

(h) Adjustment to amortize estimated purchased intangible assets arising out of the Newport News and TRW acquisitions over estimated lives of 10 years on a straight line basis. Goodwill arising from the Newport News and TRW acquisitions has not been amortized, in accordance with the provisions of SFAS No. 142: Goodwill and Other Intangible Assets.

(i) Adjustment to record interest on debt financing for the Newport News acquisition at the current rate of 3.1 percent for both the year ended December 31, 2000 and the nine months ended September 30, 2001.

(j) Adjustments to reclassify (i) G&A expense from operating costs to administrative and general expenses and (ii) state income tax expense from federal and foreign income taxes to operating costs to conform Newport News data to classifications utilized by Northrop Grumman.

(k) Includes fair market value adjustment of $38 million for Newport News long-term debt acquired.

(l) The pro-forma adjustments contained herein for TRW are based solely upon publicly available information in TRW's quarterly and annual SEC filings. Accordingly, we were unable to obtain adequate data to show the pro-forma impact of Northrop Grumman's intention to divest TRW's automotive business concurrently with the acquisition.

(m) Adjustments to (i) eliminate the equity of TRW, (ii) record issuance of Northrop Grumman common stock, and (iii) record goodwill and other purchased intangibles arising from the acquisition of TRW.

   The amount of purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated based on the assumption that Northrop Grumman has acquired 100% of the TRW common stock and Serial Preference Stock II, and, accordingly, has issued 53,396,492 shares of Northrop Grumman common stock in the TRW acquisition.

   The value ascribed to the Northrop Grumman common stock exchanged in the TRW acquisition is $111.79. This value was determined based on a measurement date of February 22, 2002. As such, the value represents the 5-day average of the Northrop Grumman closing stock prices from February 20, 2002 through February 26, 2002.

                 DESCRIPTION OF NORTHROP GRUMMAN COMMON STOCK

   The following description of the terms of the common stock of Northrop Grumman is not meant to be complete and is qualified by reference to Northrop Grumman's Certificate of Incorporation, which is incorporated by reference. See "Additional Information" beginning on page 61.

   Northrop Grumman is authorized to issue 400,000,000 shares of common stock, par value $1.00 per share. As of February 27, 2002, 112,651,366 shares of Northrop Grumman common stock were outstanding and 18,900,993 shares were subject to outstanding options and other rights to purchase or acquire. Northrop Grumman's common stock is listed on the New York Stock Exchange and on the Pacific Stock Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by Northrop Grumman's board of directors.

   Voting Rights. Each holder of Northrop Grumman's common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

   Liquidation. If Northrop Grumman liquidates, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of Northrop Grumman's liabilities and the preferential rights of any preferred stock that may be outstanding at that time. Northrop Grumman's outstanding shares of common stock are fully paid and nonassessable. The holders of Northrop Grumman's common stock do not have any preemptive, conversion or redemption rights. The registrar and transfer agent for Northrop Grumman's common stock is EquiServe Trust Company.

   Preferred Stock Purchase Rights. Northrop Grumman's preferred share purchase rights when exercisable, entitle the registered holder to purchase from Northrop Grumman one one-thousandth of a share of Northrop Grumman's Series A junior participating preferred stock, $1.00 par value per share, at a price of $250.00 per one one-thousandth of a preferred share, subject to adjustment. These rights are attached to all shares of Northrop Grumman common stock outstanding until the distribution date described below. The rights will separate from the shares of Northrop Grumman common stock on the distribution date. Distribution date means the date which is the earlier to occur of:

   . a person or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of Northrop Grumman's outstanding common shares, except pursuant to a permitted offer; and

   . 10 days, or such later date as Northrop Grumman's board of directors may determine, following the commencement of, or announcement of an intention to make, a tender offer or offer to exchange, the completion of which would result in a person or group acquiring 15% of Northrop Grumman's outstanding voting power.

   Northrop Grumman may redeem the rights at the option of Northrop Grumman's board of directors for $0.01 per right at any time prior to the earlier of the expiration of the rights or on the date that a person or persons acquire 15% of Northrop Grumman's voting power. Northrop Grumman's board of directors may amend the rights at any time without stockholder approval. Unless earlier redeemed, the rights will expire by their terms on October 31, 2008.

   Convertible Debt Securities. In November 2001, Northrop Grumman issued 6,900,000 units of 7.25% Equity Security Units, each convertible into (i) a contract to purchase, for $100, shares of Northrop Grumman common stock and
(ii) a senior note with a principal amount of $100 at an initial interest rate of 5.25%. As of February 27, 2002, there were 6,900,000 outstanding units of 7.25% Equity Security Units convertible into 7,796,310 shares of Northrop Grumman common stock.

                        COMPARISON OF RIGHTS OF HOLDERS
                     OF NORTHROP GRUMMAN COMMON STOCK AND
                               TRW CAPITAL STOCK

   Upon completion of the offer to exchange and the TRW merger, TRW shareholders will become stockholders of Northrop Grumman, rather than shareholders of TRW. Since Northrop Grumman is a Delaware corporation, the rights of the stockholders of Northrop Grumman are governed by the applicable laws of the State of Delaware, including the Delaware General Corporation Law, and by Northrop Grumman's charter and bylaws. Since TRW is an Ohio corporation, the rights of the shareholders of TRW are governed by the applicable laws of the State of Ohio, including the Ohio Revised Code, and by TRW's charter and regulations.

   The following is a summary comparison of:

   . the current rights of TRW shareholders under the Ohio Revised Code and the TRW charter and regulations; and

   . the rights TRW shareholders will have as Northrop Grumman stockholders under the Delaware General Corporation Law and the Northrop Grumman charter and bylaws upon the completion of Northrop Grumman's offer to exchange and the TRW merger.

   The following summary discusses of some of the material differences between the current rights of Northrop Grumman stockholders and TRW shareholders under the Delaware General Corporation Law and Ohio Revised Code, and under the charter and bylaws of Northrop Grumman and the Amended Articles of Incorporation and regulations of TRW. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio Revised Code, Northrop Grumman's charter, Northrop Grumman's bylaws, TRW's Amended Articles of Incorporation and TRW's regulations. Copies of the Northrop Grumman charter and bylaws and the TRW Articles of Incorporation and regulations are incorporated by reference herein and will be sent to TRW shareholders, upon request. See "Additional Information" beginning on page 61.

Corporate Governance

   Northrop Grumman. The rights of Northrop Grumman stockholders are governed by Delaware corporate law and the charter and bylaws of Northrop Grumman.

   TRW. The rights of TRW shareholders are governed by Ohio corporate law and the Amended Articles of Incorporation and regulations of TRW.

Authorized Capital Stock

   Northrop Grumman. The authorized capital stock of Northrop Grumman currently consists of 410,000,000 shares of capital stock consisting of (i) 400,000,000 shares of common stock, par value $1.00 per share and (ii) 10 million shares of preferred stock, par value $1.00 per share.

   TRW. The authorized capital stock of TRW currently consists of 505,099,536 shares of capital stock consisting of (i) 500,000,000 shares of common stock, no par value per share, (ii) 99,536 shares of Serial Preference Stock, no par value per share and (iii) 5 million shares of Serial Preference Stock II, no par value per share.

Number, Classification and Election Board of Directors

   Northrop Grumman. The Northrop Grumman charter provides that the board of directors is to be divided into three classes of directors, each as nearly equal in number as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election. The bylaws of Northrop Grumman provide that the number of directors will be fixed by resolution of the board of directors, but will be no less than three members. As of March 1, 2002, the Northrop Grumman board consisted of 10 directors.

   Neither the Northrop Grumman charter nor the Northrop Grumman bylaws permits cumulative voting for the election of directors.

   TRW. The TRW regulations provide that the board of directors is to be divided into three classes of directors with each director elected for a term expiring at the third succeeding annual meeting of shareholders after his or her election. The number of directors will be fixed by action of the board of directors, but will be no less than twelve members and no more than eighteen members. As of March 1, 2002, the TRW board consisted of 14 directors with five directors per class.

   The Ohio Revised Code provides that any shareholder may give written notice requesting that cumulative voting be used for the election of directors. The notice must be given to the President, a Vice-President or the Secretary of a corporation, generally not less than 48 hours before the time fixed for holding a meeting of shareholders for the purpose of electing directors. Furthermore, an announcement of the giving of such notice must be made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of such shareholder.

Removal of Directors

   Northrop Grumman. The Northrop Grumman charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of not less than 80% of all outstanding shares of capital stock of Northrop Grumman having general voting power entitled to vote in connection with the election of a director, regardless of class and voting together as a single voting class; provided, however, that where the removal is approved by a majority of Continuing Directors (as defined in the Northrop Grumman charter), the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of that director, regardless of class and voting together as a single voting class, is required for approval of removal.

   TRW. Under the TRW Amended Articles of Incorporation and the Ohio Revised Code, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of TRW.

Newly Created Directorships and Vacancies

   Northrop Grumman. The charter and bylaws of Northrop Grumman provide that any vacancies on the board or newly created directorships may be filled solely by the affirmative vote of a majority of the remaining directors, although less than a quorum. However, the Delaware General Corporation Law also provides that if the directors then in office constitute less than a majority of the board of directors, then, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for those directors, the Court of Chancery may order a stockholder election of director to be held.

   TRW. TRW's regulations and the Ohio Revised Code provide that any vacancies on the board and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office.

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Quorum

   Northrop Grumman. Northrop Grumman's bylaws provide for a quorum of a majority of the board of directors, except that when the board of directors consists of one director, then the one director will constitute a quorum.

   TRW. The regulations of TRW provide that a quorum of the board of directors is the lesser of a majority of the board of directors then in office or five directors.

Annual Meetings of Stockholders/Shareholders

   Northrop Grumman. The bylaws of Northrop Grumman provide that the annual meeting of stockholders will be held between May 1 and July 1 of each year on such date and time fixed by the board of directors.

   TRW. The regulations of TRW provide that the annual meeting of shareholders will be held on the last Wednesday in April of each year, unless such day is a legal holiday, in which case the annual meeting will be held on the next day that is not a legal holiday.

Special Meetings of Stockholders/Shareholders

   Northrop Grumman. Under the charter and bylaws of Northrop Grumman, special meetings of the stockholders may be called at any time by a majority of the board of directors, the Chairman of the board of directors or by the President and Chief Executive Officer.

   TRW. TRW's regulations provide that special meeting of the shareholders may be called at any time by (i) the Chairman of the board of directors, (ii) the President, (iii) a Vice President, (iv) the board of directors acting at a meeting, (v) a majority of the board of directors acting without a meeting, or
(vi) holders of not less than 35% of all of the outstanding shares entitled to vote at such meeting.

Quorum

   Northrop Grumman. Northrop Grumman's bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting constitutes a quorum for that meeting, except as otherwise provided by the Delaware General Corporation Law.

   TRW. TRW's regulations provide that the presence in person or by proxy of the holders of not less than 35% of the shares entitled to vote at the meeting with respect to a purpose stated in the notice of such meeting constitutes a quorum for that meeting.

Certain Voting Requirements

   Northrop Grumman. Under the Northrop Grumman bylaws, except as otherwise provided by the Northrop Grumman charter or by applicable law, action by Northrop Grumman stockholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action, including certain extraordinary actions, such as mergers, consolidations and amendments to the Northrop Grumman charter. However, the Northrop Grumman charter requires the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve an amendment of certain articles in the charter. The charter also requires the affirmative vote of at least 80% of all outstanding shares entitled to vote to approve a Business Combination (as defined in the Northrop Grumman charter) involving specific related persons.

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   Each share of Northrop Grumman common stock entitles the holder to one vote on each matter upon which stockholders have the right to vote.

   TRW. Under the TRW regulations, except as otherwise provided by the TRW charter or by applicable law, action by TRW shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action. However, the TRW Amended Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Serial Preference Stock II or at least two-thirds of the outstanding shares of Serial Preference Stock II, as the case may be, voting separately as a class, to approve the amendment of certain articles in the charter or the regulations.

   Each share of TRW common stock and each share of Serial Preference Stock II entitles the holder to one vote on each matter upon which TRW shareholders have the right to vote. Each share of Serial Preference Stock II entitles the holder to two votes on each matter upon which TRW shareholders have the right to vote.

Stockholder/Shareholder Action by Written Consent

   Northrop Grumman. Under the Northrop Grumman charter and bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual meeting or at special meeting of stockholders, unless such action requiring or permitting stockholder approval is approved by a majority of the continuing directors (as defined in the Northrop Grumman charter), in which case that action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted provided all other requirements of applicable law and the charter have been satisfied.

   TRW. The Ohio Revised Code provides that shareholder action may be taken without a meeting upon the written consent of the holders of all the outstanding shares entitled to vote. Shareholder action to amend the TRW regulations may be taken without a meeting upon the written consent of the holders of two-thirds of the outstanding shares entitled to vote.

Business Conducted at Stockholders'/Shareholders' Meetings

   Northrop Grumman. The Northrop Grumman bylaws provide that with respect to any stockholder meeting, nominations of persons election to the board and the proposal of business to be considered by stockholders may be made only (a) by or at the direction of the board of directors, (b) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in the bylaws or (c) pursuant to Northrop Grumman's notice with respect to that meeting.

   TRW. Under the Ohio Revised Code, shareholders must be given written notice of the time, place and purpose or purposes of every shareholder meeting, except as otherwise provided in the Ohio Revised Code.

Amendments of Charter/Articles of Incorporation

   Northrop Grumman. Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend the Northrop Grumman charter. In addition, amendments that make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock affected, unless, in the case of an increase in the number of shares, the certificate of incorporation takes away that right, and provided that, if the amendment affects some series, then only those series have such vote. The Northrop
Grumman charter provides that specified articles may be adopted, repealed, rescinded, altered or amended only by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class, and where that action is proposed by an interested stockholder (as defined in the Northrop Grumman charter) or an associate or affiliate (each as defined in the Northrop Grumman charter) of an interested stockholder, by the majority of the voting power of all of the outstanding shares of voting stock, voting together as a single class, other than shares held by the interested person; provided, however, that where the action is approved by a majority of the continuing directors (as defined in the Northrop Grumman charter), the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class shall be required for approval of that action.

   TRW. Under the Ohio Revised Code, the articles of incorporation may be amended by the affirmative vote of two-thirds of the voting power of the corporation, unless otherwise specified in the corporation's articles of incorporation. The TRW articles of incorporation provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of Serial Preference Stock or at least two-thirds of the outstanding shares of Serial Preference Stock II, as the case may be, voting separately as a class, is required to amend, alter or repeal any of the provisions of the charter which
(i) adversely affects the voting powers, rights or preferences of the holders of Serial Preference Stock or the holders of Serial Preference Stock II, respectively or (ii) reduces the time for any notice to which the holders of Serial Preference Stock or the holders of Serial Preference Stock II may be entitled.

Amendments of Bylaws/Regulations

   Northrop Grumman. Under the Northrop Grumman charter and bylaws, the bylaws may be adopted, repealed, rescinded, altered or amended by stockholders, but only by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class and, where such action is proposed by an interested stockholder or by any associate or affiliate of an interested stockholder, by a majority of the voting power of all outstanding shares or voting stock, regardless of class and voting together as a single class, other than the shares held by such interested stockholders; provided, however, that where such action is approved by a majority of the continuing directors, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class shall be required for approval of that action.

   TRW. The TRW regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of capital stock of TRW having the general voting power entitled to vote on such amendment. The TRW articles of incorporation provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of Serial Preference Stock or at least two-thirds of the outstanding shares of Serial Preference Stock II, as the case may be, voting separately as a class, is required to amend, alter or repeal any of the provisions of the regulations which (i) adversely affects the voting powers, rights or preferences of the holders of Serial Preference Stock or the holders of Serial Preference Stock II, respectively or (ii) reduces the time for any notice to which the holders of Serial Preference Stock or the holders of Serial Preference Stock II may be entitled.

Business Combinations

   Northrop Grumman. Under the Delaware General Corporation Law, a majority of the outstanding shares is needed to adopt a plan of merger or consolidation. The Delaware General Corporation Law prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares (excluding those held by officers, directors and some employee stock plans). In addition to the Delaware General Corporation Law requirements, the Northrop Grumman charter provides that, subject to various exceptions, any business combination between Northrop Grumman or any subsidiary and an interested stockholder (as defined in the Northrop Grumman Charter) must be approved by the holders of at least 80% of the voting power of all outstanding voting stock, regardless of class and voting together as a single class, and a majority of the voting power of all outstanding shares of voting stock, other than the shares held by any interested stockholder which is a party to such business combination or by any affiliate or associates of such interested stockholder, regardless of class and voting together as single voting class.

   TRW. Under the Ohio Revised Code, the affirmative vote of two-thirds of the outstanding shares is needed to adopt a plan of merger or consolidation. The Ohio Revised Code prohibits an Ohio corporation which has 50 or more shareholders of record and that has its principal place of business, its principal executive offices, assets having substantial value or a substantial percentage of its assets within Ohio from engaging in a business combination with an interested shareholder (a shareholder that can exercise, directly or indirectly, 10% of the voting power of the corporation) for three years following the time the shareholder became an interested shareholder, unless,
(i) the directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date such shareholder became an interested shareholder of the corporation, or
(ii) the corporation, by action of its shareholders holding at least two-thirds of the voting power of the corporation, adopts an amendment to its charter specifying that Chapter 1704 of the Ohio Revised Code shall not be applicable to the corporation. This prohibition also applies to a person or entity, whether or not an interested shareholder, that is or after the business combination would be, an affiliate or associate of an interested shareholder. The Ohio Revised Code further provides that the business combination may still be prohibited after the three-year period unless either (i) certain "fair-price" provisions are complied with or (ii) the transaction is approved by certain super majority shareholder votes.

   Under Chapter 1704 of the Ohio Revised Code, an interested shareholder includes a shareholder of the corporation that can exercise directly or indirectly 10% of the voting power of the corporation (i) who owns shares of the corporation and (ii) also can exercise or direct the exercise of the voting power of the corporation such that (i) and (ii) of 10% or more of the voting power of the corporation.

   Under Section 1701.831 of the Ohio Revised Code, unless the charter or regulations of a corporation otherwise provide, any control share acquisition (as defined herein) of an issuing public corporation can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation that the acquiring person may exercise or direct the exercise of the voting power of, would enable that person to exercise or direct the exercise of levels of voting power in any of the following ranges: at least 20% but less than 33 1/3 %; at least 33 1/3 but less than 50%; or 50% or more.

   In addition to the requirements of the Ohio Revised Code, the TRW Amended Articles of Incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of Serial Preference Stock or at least two-thirds of the outstanding shares of Serial Preference Stock II, as the case may be, voting separately as a class, to approve a merger or consolidation of the corporation.

Rights Plan

   Northrop Grumman. Northrop Grumman entered into a Rights Agreement, dated January 31, 2001, between Northrop Grumman and EquiServe Trust Company, N.A., as amended.

   TRW.  TRW does not have a shareholders' rights plan.

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                            ADDITIONAL INFORMATION

   Northrop Grumman and TRW file annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy this information at the following locations of the SEC:

   Public Reference Room   North East Regional Office  Midwest Regional Office
  450 Fifth Street, N.W.         233 Broadway           175 Jackson Boulevard
         Room 1024                13th Floor           Chicago, Illinois 60604
  Washington, D.C. 20549   New York, New York 10279

   Shareholders may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Northrop Grumman and TRW who file electronically with the SEC. The address of that site is http://www.sec.gov.

   Northrop Grumman filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Northrop Grumman common stock to be issued in Northrop Grumman's offer to exchange and the TRW merger. This offer to exchange is a part of that registration statement. As allowed by SEC rules, this offer to exchange does not contain all the information shareholders can find in the registration statement or the exhibits to the registration statement. In addition, on March 4, 2002 Northrop Grumman also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish various information about Northrop Grumman's offer to exchange. Shareholders may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

   The SEC allows Northrop Grumman to incorporate by reference information into this offer to exchange, which means that Northrop Grumman can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange.

   This offer to exchange incorporates by reference the documents listed below that Northrop Grumman, Litton, Newport News and TRW have previously filed with the SEC. These documents contain important information about Northrop Grumman and TRW and their business, financial condition and results of operations.

   The following documents filed by Northrop Grumman or Northrop Systems with the SEC are incorporated by reference:

   . Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000, as filed on March 8, 2001;

   . Quarterly Reports on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001, for the period ended June 30, 2001, as filed on August 9, 2001, and for the period ended September 30, 2001, as filed on November 5, 2001;

   . Proxy Statement for the Annual Meeting of Stockholders held on May 16,
     2001, as filed on April 13, 2001;

   . The description of Northrop Grumman's common stock set forth in Northrop
     Grumman's registration statement on Form S-3 filed by Northrop Grumman pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on January 18, 2002;

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

   . Current Report on Form 8-K, as filed on April 3, 2001 and amended on Form
     8K/A, as filed on June 14, 2001;

   . Current Report on Form 8-K, as filed on April 17, 2001;

   . Current Report on Form 8-K, as filed on November 14, 2001;

   . Current Report on Form 8-K, as filed on November 16, 2001;

   . Current Report on Form 8-K, as filed on November 21, 2001;

   . Current Report on Form 8-K, as filed on December 14, 2001; and

   . Current Report on Form 8-K, as filed on December 14, 2001, as amended on
     Form 8-K/A, as filed on January 14, 2002 and amended on Form 8-K/A, as filed on February 1, 2002

   . Tender Offer Statement on Schedule TO, as filed on March 4, 2002, as it may be amended from time to time.

   The following documents filed by Litton with the SEC are incorporated by reference:

   . Annual Report on Form 10-K for the fiscal year ended July 31, 2000, as filed on October 11, 2000;

   . Quarterly Reports on Form 10-Q for the period ended October 31, 2000, as filed on December 12, 2000, and for the period ended January 31, 2001, as filed on March 16, 2001;

   . Current Report on Form 8-K, as filed on January 30, 2001; and

   . Current Report on Form 8-K, as filed on April 17, 2001.

   The following documents filed by Newport News with the SEC are incorporated by reference:

   . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 13, 2001;

   . Quarterly Reports on Form 10-Q for the period ended March 18, 2001, as filed on April 27, 2001, for the period ended June 17, 2001, as filed on July 19, 2001, and for the period ended September 16, 2001, as filed on October 25, 2001;

   . Current Report on Form 8-K, as filed on April 25, 2001;

   . Current Report on Form 8-K, as filed on November 8, 2001;

   . Current Report on Form 8-K, as filed on November 14, 2001; and

   . Current Report on Form 8-K, as filed on November 30, 2001.

   The following documents filed by TRW with the SEC are incorporated by reference:

   . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 13, 2001 (except for the report of TRW's independent accountants contained in that report which is not incorporated in this offer to exchange by reference because the consent of TRW's independent accountants has not yet been obtained);

   . Quarterly Reports on Form 10-Q for the period ended March 31, 2001, as filed on May 1, 2001, for the period ended June 30, 2001, as filed on July 31, 2001, and for the period ended September 30, 2001, as filed on November 7, 2001;

   . The description of TRW's common stock set forth in TRW's registration statement on Form S-3 filed by TRW pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description, as filed on October 15, 1999;

   . Current Report on Form 8-K, as filed on January 31, 2002;

   . Current Report on Form 8-K, as filed on February 20, 2002;

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

   . Current Report on Form 8-K, as filed on February 22, 2002; and

   . Current Report on Form 8-K, as filed on February 27, 2002.

   All documents filed by Northrop Grumman or TRW pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this offer to exchange to the date that shares are accepted for exchange pursuant to Northrop Grumman's offer to exchange (or the date that Northrop Grumman's offer to exchange expires or is terminated) shall also be deemed to be incorporated in this offer to exchange by reference.

   Documents incorporated by reference are available from Northrop Grumman without charge upon request to Northrop Grumman's information agent, D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, toll-free at 1-800-755-7250. In order to ensure timely delivery, any request should be submitted no later than March 22, 2002 (five business days before the initial scheduled expiration date of Northrop Grumman's offer to exchange). If shareholders request any incorporated documents from Northrop Grumman, Northrop Grumman will mail them to shareholders by first class mail, or another equally prompt means, within one business day after Northrop Grumman receives their request.

   Northrop Grumman has not authorized anyone to give any information or make any representation about Northrop Grumman's offer to exchange that is different from, or in addition to, that contained in this offer to exchange or in any of the materials that Northrop Grumman has incorporated by reference into this offer to exchange. Therefore, if anyone does give shareholders information of this sort, shareholders should not rely on it. If shareholders are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this offer to exchange are unlawful, or if shareholders are a person to whom it is unlawful to direct these types of activities, then Northrop Grumman's offer presented in this offer to exchange does not extend to shareholders. The information contained in this offer to exchange speaks only as of the date of this offer to exchange unless the information specifically indicates that another date applies.

                                TRW INFORMATION

   While Northrop Grumman has included in this offer to exchange information concerning TRW known to Northrop Grumman based on publicly available information (primarily filings by TRW with the SEC), Northrop Grumman is not affiliated with TRW, and TRW has not permitted Northrop Grumman to have access to their books and records. Therefore, non-public information concerning TRW was not available to Northrop Grumman for the purpose of preparing this offer to exchange. Although Northrop Grumman has no knowledge that would indicate that statements relating to TRW contained or incorporated by reference in this offer to exchange are inaccurate or incomplete, Northrop Grumman was not involved in the preparation of those statements and cannot verify them.

   Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Northrop Grumman is requesting that TRW provide Northrop Grumman with information required for complete disclosure regarding the businesses, operations, financial condition and management of TRW. Northrop Grumman will amend or supplement this offer to exchange to provide any and all information Northrop Grumman receives from TRW, if Northrop Grumman receives the information before Northrop Grumman's offer to exchange expires and Northrop Grumman considers it to be material, reliable and appropriate. In addition, pursuant to Rule 439 under the Securities Act, Northrop Grumman is requesting that TRW's independent accountants, Ernst & Young LLP, provide Northrop Grumman with the consent required for Northrop Grumman to incorporate by reference into this offer to exchange the Ernst & Young LLP audit report included in TRW's Annual Report on Form 10-K for the year ended December 31, 2000. If Northrop Grumman receives this consent, Northrop Grumman will promptly file it as an exhibit to Northrop Grumman's registration statement of which this offer to exchange forms a part.

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

                          FORWARD-LOOKING STATEMENTS

   Certain statements and assumptions in this offer to exchange and in the documents incorporated by reference contain or are based on "forward-looking" information and involve risks and uncertainties. Such forward-looking information includes the statements as to the impact of the proposed acquisition on revenues and earnings. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman's control. These include governmental regulatory processes, Northrop Grumman's ability to successfully integrate the operations of TRW, achieve a successful transaction or other resolution with respect to the TRW automotive sector, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments. Northrop Grumman's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies. Actual outcomes are dependent upon many factors, including, without limitation, Northrop Grumman's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology; as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman's filings from time to time with the SEC, including, without limitation, Northrop Grumman's reports on Form 10-K and Form 10-Q.

   Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

   . Northrop Grumman's dependence on sales to the U.S. Government;

   . Northrop Grumman's successful performance of internal plans;

   . government customers' budgetary restraints;

   . customer changes in short-range and long-range plans;

   . domestic and international competition in both the defense and commercial areas;

   . product performance;

   . continued development and acceptance of new products;

   . performance issues with key suppliers and subcontractors;

   . government import and export policies;

   . termination of government contracts, which may include termination for the convenience of the government;

   . the outcome of political and legal processes;

   . legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies and ships; and

   . other economic, political and technological risks and uncertainties.

   See also "Risk Factors" beginning on page 9, and the risk factors disclosed in Northrop Grumman's Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000, Northrop Grumman's Quarterly

Reports on Form 10-Q, for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, and Northrop Grumman's Registration Statement on Form S-3 as filed on January 18, 2002 which are incorporated herein by reference. Readers are cautioned not to put undue reliance on forward-looking statements. Northrop Grumman disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

   The legality of Northrop Grumman common stock offered by this offer to exchange will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this offer to exchange by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information of Northrop Grumman Corporation for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and of Northrop Systems for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 is incorporated in this offer to exchange by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Northrop Grumman's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this offer to exchange by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Newport News Shipbuilding Inc. incorporated by reference in this offer to exchange have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                                                        ANNEX A

             DIRECTORS AND EXECUTIVE OFFICERS OF NORTHROP GRUMMAN

   The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Northrop Grumman are set forth below. Unless otherwise indicated, each position set forth opposite an individual's name refers to employment with Northrop Grumman and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Northrop Grumman, 1840 Century Park East, Los Angeles, California 90067.

          Directors (Including Executive Officers Who Are Directors)

                                     Present Principal Occupation or Employment;
Name and Business Address Age               Five Year Employment History
------------------------- ---        -------------------------------------------
   John T. Chain, Jr..... 67  Director of Northrop Grumman since 1991. General,
                              United States Air Force (Ret.) and Chairman of the
                              Board, Thomas Group, Inc., a management consulting
                              company. General Chain has been Chairman of Thomas
                              Group, Inc. since May 1998 and has been a member of
                              the Board of Directors of Thomas Group since May
                              1995. He has also served as the President of Quarterback
                              Equity Partners, Inc. since December 1996. He served as
                              Special Assistant to the Chairman of Burlington
                              Northern Santa Fe Corporation from November 1995 to
                              March 1996, and as an Executive Vice President of
                              Burlington Northern from 1991 to November 1995.
                              During his military career, General Chain's commands
                              included military assistant to the Secretary of the Air
                              Force, Director of Politico-Military Affairs, Department
                              of State and Chief of Staff of Supreme Headquarters
                              Allied Powers Europe. After serving as Commander in
                              Chief, Strategic Air Command, he retired from the Air
                              Force in February 1991. General Chain serves as a
                              director of R.J. Reynolds, Inc. and Kemper Insurance
                              Company.

   Lewis W. Coleman...... 60  Director of Northrop Grumman since 2001. President,
                              Gordon and Betty Moore Foundation. Mr. Coleman
                              became President of the Gordon and Betty Moore
                              Foundation in January 2001. In December 2000, he
                              resigned as Chairman of Banc of America Securities
                              LLC, a subsidiary of Bank of America Corporation, after
                              having served in that position since joining Banc of
                              America Securities, LLC in December 1995. Prior to
                              that, he spent ten years at BankAmerica Corporation
                              where he held various positions including Chief
                              Financial Officer, head of World Banking Group and
                              head of Capital Markets. Previous to that he spent
                              thirteen years with Wells Fargo & Co. in a variety of
                              wholesale and retail banking positions. He is also on the
                              Board of Directors of Chiron Corporation.

                                     Present Principal Occupation or Employment;
Name and Business Address Age               Five Year Employment History
------------------------- ---        -------------------------------------------
      Vic Fazio.......... 59  Director of Northrop Grumman since 2000. Senior
                              Partner, Clark & Weinstock, a consulting firm. Mr. Fazio
                              served as a Member of Congress for 20 years
                              representing California's third congressional district.
                              During that time he served as a member of the Armed
                              Services, Budget and Ethics Committees and was a
                              member of the House Appropriations Committee where
                              he served as Subcommittee Chair or ranking member for
                              18 years. Mr. Fazio was a member of the elected
                              Democratic Leadership in the House from 1991-1998
                              including four years as Chair of the Democratic Caucus,
                              the third ranking position in the party. From 1975 to
                              1978 Mr. Fazio served in the California Assembly and
                              was a member of the staff of the California Assembly
                              Speaker from 1971 to 1975. Upon leaving Congress in
                              early 1999, he became a Senior Partner at Clark &
                              Weinstock, a strategic communications consulting firm.
                              He is a member of numerous boards including The
                              California Institute, Coro National Board of Governors,
                              which he chairs, the U.S. Capitol Historical Society, the
                              Board of the U.S. Capitol Visitors Center and the Board
                              of Visitors, The University of California at Davis
                              Medical School.

      Phillip Frost...... 65  Director of Northrop Grumman since 1996. Chairman of the Board of Directors and Chief Executive Officer of
                              IVAX Corporation, a pharmaceutical company. Dr. Frost
                              has served as Chairman of the Board of Directors and
                              Chief Executive Officer of IVAX Corporation since
                              1987 and served as President from 1991 to 1995. Dr.
                              Frost was Chairman of the Department of Dermatology
                              at Mt. Sinai Medical Center of Greater Miami, Miami
                              Beach, Florida from 1972 to 1990 and was Chairman of
                              the Board of Directors of Key Pharmaceuticals, Inc.
                              from 1972 to 1986. He is Chairman of Whitman
                              Education Group and Vice Chairman of Continucare
                              Corporation. He is also Chairman of the Board of
                              Trustees of the University of Miami, a member of the
                              Board of Governors of the American Stock Exchange
                              and a director of Landenburg Thalmann & Co.), an
                              investment banking and brokerage company.

      Kent Kresa......... 63  Director of Northrop Grumman since 1987. Chairman and Chief Executive Officer. Mr. Kresa was elected
                              President and Chief Operating Officer of the company in
                              1987. He was named Chief Executive Officer in 1989
                              and Chairman of the Board in 1990. Mr. Kresa is a
                              member of the National Academy of Engineering and is
                              a past Chairman of the Board of Governors of the
                              Aerospace Industries Association.

                                     Present Principal Occupation or Employment;
Name and Business Address Age               Five Year Employment History
------------------------- ---        -------------------------------------------
    Charles R. Larson.... 65  Director of Northrop Grumman since 2000. Admiral,
                              United States Navy (Ret.). Admiral Larson is recognized
                              as the first Naval officer to be selected as a White House
                              Fellow. He also served as Naval aide to the President. He
                              served as superintendent of the U.S. Naval Academy from
                              1983 to 1986 and in 1991 he became senior military
                              commander in the Pacific. He returned to U.S. Naval
                              Academy in 1994, where he served as superintendent until
                              1998. Currently, Admiral Larson is Chairman of the
                              Board of the U.S. Naval Academy Foundation, Vice
                              Chairman of the Board of Regents of the University
                              System of Maryland and serves on the board of directors
                              of such organizations as Unocal Corporation,
                              Constellation Energy Group, Inc., Edge Technologies,
                              Inc., Fluor Global Services, the Atlantic Council,
                              Military.com and the National Academy of Sciences'
                              Committee on International Security and Arms Control. In
                              addition, he is a member of the Council on Foreign
                              Relations and is a senior fellow of The CNA Corporation.

    Jay H. Nussbaum...... 58  Director of Northrop Grumman since 2001. Mr.
                              Nussbaum became an Executive Vice President of KPMG
                              Consulting, Inc. in January 2002. Prior to this, he was
                              Executive Vice President for Oracle Service Industries
                              and was a member of Oracle Corporation's Executive
                              Committee. He began his career at Oracle in 1991 as the
                              Senior Vice President and General Manager of what was
                              then Oracle Federal. Mr. Nussbaum also spent 24 years at
                              Xerox Corporation where his last position was President,
                              Integrated Systems Operations. Mr. Nussbaum has served
                              on a number of advisory boards and committees for the
                              University of Maryland and has served in various advisory
                              capacities at George Mason University and James
                              Madison University. He is also on the board of directors
                              of Sideware, Inc. and MicroStrategy, Inc.

    Aulana L. Peters..... 60  Director of Northrop Grumman since 1992. Ms. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1988 to December 2000.
                              Effective January 1, 2001 she was elected to the Public
                              Oversight Board of the AICPA. From 1984 to 1988 she
                              served as Commissioner of the Securities and Exchange
                              Commission. Ms. Peters is a director of Callaway Golf
                              Company, Minnesota Mining and Manufacturing
                              Company, Merrill Lynch & Co., Inc. and 3M Corporation.
                              She is also a member of the Board of Directors of
                              Community Television for Southern California (KCET).
                              Ms. Peters served as a member of the Financial Accounting
                              Standards Board Steering Committee for its Financial
                              Reporting Project and as a member of the Public Oversight
                              Board's Panel on Audit Effectiveness.

                                     Present Principal Occupation or Employment;
Name and Business Address Age               Five Year Employment History
------------------------- ---        -------------------------------------------
  John Brooks Slaughter.. 67  Director of Northrop Grumman since 1993. President and Chief Executive Officer, The National Action
                              Council for Minorities in Engineering, Inc. Dr. Slaughter
                              held electronics engineering positions with General
                              Dynamics Convair and the U.S. Navy Electronics
                              Laboratory. In 1975, he became Director of the Applied
                              Physics Laboratory of the University of Washington. In
                              1977, he was appointed Assistant Director for
                              Astronomics, Atmospherics, Earth and Ocean Sciences
                              at the National Science Foundation. From 1979 to 1980,
                              he served as Academic Vice President and Provost of
                              Washington State University. In 1980, he returned to the
                              National Science Foundation as Director and served in
                              that capacity until 1982 when he became Chancellor of
                              the University of Maryland, College Park. From 1988 to
                              July 1999, Dr. Slaughter was President of Occidental
                              College in Los Angeles and in August 1999, he assumed
                              the position of Melbo Professor of Leadership in
                              Education at the University of Southern California. In
                              June 2000, Dr. Slaughter was named President and Chief
                              Executive Officer of The National Action Council for
                              Minorities in Engineering, Inc. He is a member of the
                              National Academy of Engineering, a fellow of the
                              American Academy of Arts and Sciences and serves as a
                              director of Solutia, Inc. and International Business
                              Machines Corporation.

  Ronald D. Sugar........ 53  Director of Northrop Grumman since 2001. President and Chief Operating Officer since September 2001.
                              Dr. Sugar was elected President and Chief Executive
                              Officer of Litton Industries, Inc. when it became a
                              subsidiary of Northrop Grumman on April 3, 2001, and
                              was also elected as Corporate Vice President and a
                              member of the Board of Directors of Northrop Grumman
                              at that time. He joined Litton Industries as President and
                              Chief Operating Officer in June 2000 and was elected to
                              the Board of Directors of Litton Industries in September
                              2000. Dr. Sugar served as President and Chief Operating
                              Officer of TRW Aerospace & Informations System and
                              as a Member of the Chief Executive Office of TRW, Inc.
                              from 1998 to 2000. He joined TRW in 1981 and served
                              as Executive Vice President and Chief Financial Officer
                              from 1994 to 1996 and Executive Vice President and
                              General Manager of the TRW Automotive Electronics
                              Group from 1996 to 1998. He is also a member of the
                              National Security Telecommunications Advisory
                              Committee, the Conference Board Council of Operating
                              Executives and the Board of Governors of the Aerospace
                              Industries Association and is a Trustee of the National
                              Defense Industrial Association.

          Executive Officers Who Are Not Directors (as of March 2001)

                                    Present Principal Occupation or Employment;
Name and Business Address Age              Five Year Employment History
------------------------- ---       -------------------------------------------
  Herbert W. Anderson.... 62  Corporate Vice President and President, Information
                              Technology Sector (formerly known as Loxicon, Inc.).
                              Mr. Anderson was Corporate Vice President, President
                              and Chief Executive Officer, of Logicon, Inc. Prior to
                              January, 1999, Mr. Anderson was Corporate Vice
                              President and General Manager of Data Systems and
                              Services Division (1995-1998).

  Frank G. Brandenberg... 55  Corporate Vice President and President, Component
                              Technologies Sector since September 2001. Prior to May
                              2001, Mr. Brandenberg was Senior Vice President,
                              Electronic Components and Materials Group, Litton
                              Industries, Inc. from 1997 to 1999, he served as
                              President and Chief Executive Officer of EA Industries
                              Inc. Mr. Brandenberg also served as President of the
                              Client/Server Systems Business Unit and Deputy
                              President of the Computer Systems Group, UNISYS
                              Corporation from 1990 to 1997.

  Phillip A. Dur......... 57  Corporate Vice President and President, Ship Systems
                              Sector since October 2001. Mr. Dur served as Vice
                              President, Program Operations, Electronic Systems
                              Sector from December 1999 until October 2001. Before
                              joining Northrop Grumman in 1999, Mr. Dur served as
                              Vice President, Worldwide Business Development and
                              Strategy, of Tenneco, Inc., a position he held from July
                              1997 to 1999. Prior to 1997, he served as the Executive
                              Vice President of Walter Gillet Europe.

  J. Michael Hateley..... 55  Corporate Vice President and Chief Human Resources
                              and Administrative Officer of Northrop Grumman since
                              2000. Prior to January 1999, Mr. Hateley was Vice
                              President, Human Resources, Security and
                              Administration Military Aircraft Systems Division. Prior
                              to 1996, he was Vice President, Human Resources,
                              Security and Administration, B-2 Division.

  Robert W. Helm......... 50  Corporate Vice President, Government Relations of
                              Northrop Grumman since 1994.

  Robert P. Iorizzo...... 61  Corporate Vice President and President, Electronic
                              Systems Sector since August 2001. Previously, Mr.
                              Iorizzo was Vice President and General Manager of
                              Command, Control, Communications, Intelligence and
                              Naval Systems Division, Electronic Systems Sector.

  John H. Mullan......... 59  Corporate Vice President and Secretary of Northrop
                              Grumman since 1999. Prior to this, Mr. Mullan was
                              Acting Secretary. Prior to May 1998, he was Senior
                              Corporate Counsel.

  Albert F. Myers........ 56  Corporate Vice President and Treasurer of Northrop
                              Grumman since 1994. Mr. Myers also serves on the
                              Board of Directors of Moog, Inc.

                                     Present Principal Occupation or Employment;
Name and Business Address Age               Five Year Employment History
------------------------- ---        -------------------------------------------
 Roseanne P. O'Brien..... 58  Corporate Vice President, Communications of Northrop
                              Grumman since August 2000. Prior to this, Ms. O'Brien
                              was Vice President, Communications since January
                              1999. Prior to 1999, Ms. O'Brien was Vice President,
                              Corporate Relations for Allegheny Teledyne, Inc. Ms.
                              O'Brien serves as a Director of Los Angeles Educational
                              Partnership and is also a Trustee of California Sciences
                              Center.

 W. Burks Terry.......... 51  Corporate Vice President and General Counsel of
                              Northrop Grumman since August 2000. Prior to this, Mr.
                              Terry became Vice President, Deputy General Counsel
                              and Sector Counsel in October 1998 and prior to
                              October, 1998 he was Vice President and Assistant
                              General Counsel.

 Thomas C. Schievelbein.. 48  Corporate Vice President and President, Newport News
                              Sector since November 2001. Prior to this appointment,
                              Mr. Schievelbein served as Executive Vice President and
                              Chief Operating Officer, Newport News Shipbuilding,
                              Inc. from 1995 to 1999.

 Scott J. Seymour........ 51  Corporate Vice President and President, Integrated
                              Systems Sector since January 2002. Mr. Seymour served
                              as Sector Vice President, Air Combat Systems from
                              1998 to 2002, and B2 Program Manager from 1996 to
                              1998.

 Richard B. Waugh, Jr.... 58  Corporate Vice President and Chief Financial Officer of
                              Northrop Grumman since 1993.

 Sandra J. Wright........ 46  Corporate Vice President and Controller since June
                              2001. Prior to May 2001, Ms. Wright served as Vice
                              President and Controller of Litton Industries, Inc. From
                              1999 to 2000, she served as Vice President and
                              Controller of Aeroject, a GenCorp company, and
                              Director of Financial Planning and Aeroject prior to that.

                                                                        ANNEX B

             SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE
                       RIGHTS OF DISSENTING SHAREHOLDERS

1701.84  DISSENTING SHAREHOLDERS ENTITLED TO RELIEF

   The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

      (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised
   Code;

      (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

      (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

      (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

      (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

   (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

   (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

   (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

   (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

   (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

   (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

   (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

   (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

      (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

      (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

      (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

      (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

   (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

   (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

        The Exchange Agent for Northrop Grumman's offer to exchange is:

                            EQUISERVE TRUST COMPANY

         By Mail:              By Hand Delivery:      By Overnight Delivery:

  EQUISERVE TRUST COMPANY   EQUISERVE TRUST COMPANY  EQUISERVE TRUST COMPANY40
      P.O. Box 43034        c/o Securities Transfer      Campanelli Drive
 Providence, RI 02940-3034            and            Braintree, Massachusetts
                           Reporting Services, Inc.            02184
                                  100 William
                               Street--Galleria
                           New York, New York 10038

                             Confirm by Telephone:

                                (781) 575-4816

   Any questions or requests for assistance or additional copies of the offer to exchange, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. Shareholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the offer to exchange.

      The Information Agent for Northrop Grumman's offer to exchange is:

                             D. F. King & Co., Inc.
            U.S. and Canada                      Europe
            77 Water Street      No. 2 London Wall Buildings, 2nd Floor
       New York, New York 10005                London Wall
        Banks and Brokers Call       London EC2M 5PP, United Kingdom
        Collect: 1-212-269-5550
            All Others Call             Tel.: +(44) 207 920 9700
       Toll-Free: 1-800-755-7250

        The Dealer Manager for Northrop Grumman's offer to exchange is:

                             Salomon Smith Barney
                             388 Greenwich Street
                           New York, New York 10013
                                (888) 328-4596

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

   A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTEENTH of Northrop Grumman's restated certificate of incorporation, as amended, provides:

   A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article SEVENTEENTH hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   Northrop Grumman has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Northrop Grumman, or is or was serving at the request of Northrop Grumman as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Northrop Grumman would have the power to indemnify him against such liability under the provisions of Northrop Grumman's restated certificate of incorporation, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits:

 2.1 Agreement and Plan of Merger among Northrop Grumman Corporation, Purchaser Corp. I and Newport
     News Shipbuilding Inc. dated as of November 7, 2001 (incorporated by reference to Annex C to
     Amendment No. 5 to Form S-4 Registration Statement No. 333-61506 filed November 13, 2001)

 2.2 Amended and Restated Agreement and Plan of Merger dated as of January 23, 2001 among Northrop
     Grumman Systems Corporation, Litton Industries, Inc., Northrop Grumman Corporation and LII
     Acquisition Corp. (incorporated by reference to Exhibit 2.2 to Form S-4 Registration Statement
     No. 333-54800 filed February 1, 2001)


  3.1 Amended and Restated Certificate of Incorporation of Northrop Grumman Corporation (incorporated by reference to Exhibit D to the Definitive Proxy Statement filed April 13, 2001)

  3.2 Certificate of Amendment of Certificate of Incorporation of Northrop Grumman Corporation filed as exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001 and incorporated herein by this reference (incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the SEC on May 10, 2001)

  3.3 Restated Bylaws of Northrop Grumman Corporation (incorporated by reference to Exhibit 3.2 to Form
      S-4 Registration Statement No. 333-54800 filed February 1, 2001)

  4.1 Registration Rights Agreement dated as of January 23, 2001 by and among Northrop Grumman
      Systems Corporation, Northrop Grumman Corporation and Unitrin, Inc. (incorporated by reference to
      Exhibit (d)(6) to Amendment No. 4 to Schedule TO filed January 31, 2001)

  4.2 Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Northrop Grumman
      Corporation (incorporated by reference to Exhibit C to the Definitive Proxy Statement filed April 13,
      2001)

  4.3 Rights Agreement dated as of January 31, 2001 between Northrop Grumman Corporation and
      EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to
      Form S-4 Registration Statement No. 333-54800 filed March 27, 2001)

  4.4 Indenture dated as of October 15, 1994 between Northrop Grumman Systems Corporation and
      JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (incorporated by reference to
      Exhibit 4.1 to Form 8-K filed October 25, 1994)

  4.5 Form of Officer's Certificate (without exhibits) establishing the terms of Northrop Grumman Systems
      Corporation's 7% Notes due 2006, 7 3/4% Debentures due 2016 and 7 7/8% Debentures due 2026
      (incorporated by reference to Exhibit 4-3 to Form S-4 Registration Statement filed April 19, 1996)

  4.6 Form of Northrop Grumman Systems Corporation's 7% Notes due 2006 (incorporated by reference to
      Exhibit 4-4 to Form S-4 Registration Statement filed April 19, 1996)

  4.7 Form of Northrop Grumman Systems Corporation's 7 3/4% Debentures due 2016 (incorporated by reference to Exhibit 4-5 to Form S-4 Registration Statement filed April 19, 1996)

  4.8 Form of Northrop Grumman Systems Corporation's 7 7/8% Debentures due 2026 (incorporated by reference to Exhibit 4-6 to Form S-4 Registration Statement filed April 19, 1996)

  4.9 Purchase Contract Agreement dated as of November 21, 2001 between Northrop Grumman
      Corporation and JPMorgan Chase Bank, as Purchase Contract Agent (incorporated by reference to
      Exhibit 4.3 to Form 8-K dated and filed November 21, 2001)

 4.10 Pledge Agreement dated as of November 21, 2001 among Northrop Grumman Corporation, The Bank of New York, as Collateral Agent, Custodial Agent and Securities Intermediary, and JPMorgan Chase
      Bank, as Purchase Contract Agent (incorporated by reference to Exhibit 4.4 to Form 8-K dated and filed November 21, 2001)

 4.11 Form of Remarketing Agreement (incorporated by reference to Exhibit 4.5 to Form 8-K dated and filed November 21, 2001)

 4.12 Form of Officers' Certificate establishing the terms of Northrop Grumman Corporation's 7 1/8% Notes due 2011 and 7 3/4% Debentures due 2031 (incorporated by reference to Exhibit 10.9 to Form 8-K dated and filed April 17, 2001)

 4.13 Indenture dated as of November 21, 2001 between Northrop Grumman Corporation and JPMorgan Chase
      Bank, as trustee (incorporated by reference to Exhibit 4.1 to Form 8-K dated and filed November 21, 2001)

 4.14 Officers' Certificate dated as of November 21, 2001 describing the terms of the Senior Notes that are a component of Northrop Grumman Corporation's Equity Security Units (incorporated by reference to
      Exhibit 4.2 to Form 8-K dated and filed November 21, 2001)


 4.15 Indenture dated as of April 13, 1998 between Litton Industries, Inc. and The Bank of New York, as trustee, under which Litton's 6.05% Senior Notes due 2003 and 6.75% Senior Debentures due 2018
      were issued (incorporated by reference to Exhibit 4.1 to Litton Industries, Inc.'s Form 10-Q for the
      quarter ended April 30, 1998 and filed June 15, 1998)

 4.16 Supplemental Indenture with respect to Indenture dated April 13, 1998, dated as of April 3, 2001 among Litton Industries, Inc., Northrop Grumman Corporation, Northrop Grumman Systems
      Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.5 to Form
      10-Q for the quarter ended March 31, 2001 filed May 10, 2001)

 4.17 Senior Indenture dated as of December 15, 1991 between Litton Industries, Inc. and The Bank of
      New York, as trustee, under which Litton's 7.75% and 6.98% debentures due 2026 and 2036 were issued and specimens of such debentures (incorporated by reference to Exhibit 4.1 to Litton
      Industries Inc.'s Form 10-Q for the quarter ended April 30, 1996 filed June 11, 1996)

 4.18 Supplemental Indenture with respect to Indenture dated December 15, 1991, dated as of April 3,
      2001, among Litton Industries, Inc., Northrop Grumman Corporation, Northrop Grumman Systems
      Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to Form
      10-Q for the quarter ended March 31, 2001 filed May 10, 2001)

 4.19 Form of Exchange Security for Litton's $400,000,000 8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to Litton Industries Inc.'s Form 10-Q for the quarter ended April 30, 2000 filed August 19, 2000)

 *5.1 Form of Opinion of John H. Mullan regarding the validity of the securities being registered

 *8.1 Opinion of Gibson, Dunn & Crutcher LLP regarding certain tax matters

 10.1 Northrop Grumman 2001 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit B to the Definitive Proxy Statement on Schedule 14A filed April 13, 2001)

 10.2 Amendment Agreement between Kent Kresa and Northrop Grumman Corporation dated August 3,
      2001 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2001 filed August 9, 2001)

 10.3 Employment Agreement between Dr. Ronald D. Sugar and Northrop Grumman Corporation dated
      September 19, 2001 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended
      September 30, 2001 filed November 5, 2001)

 10.4 Form of Notice of Grant of Restricted Performance Stock Rights and Rights Agreement under the
      Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan (incorporated by reference to
      Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001)

*10.5 Form of Notice of Grant of Stock Options and Option Agreement under the Northrop Grumman
      Corporation 2001 Long-Term Incentive Stock

 10.6 Notice of Grant of Restricted Performance Stock Rights and Rights Agreement of Kent Kresa, dated
      August 15, 2001 under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan
      (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2001 filed November 5, 2001)

 10.7 Notice of Grant of Stock Options and Option Agreement of Kent Kresa, dated August 15, 2001 under the Northrop Grumman Corporation 2001 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit 10.7 to Form 10-Q for the quarter ended September 30, 2001 filed November 5,
      2001)

 10.8 Form of $2,500,000,000 Five-Year Revolving Credit Agreement dated as of March 30, 2001 among
      Northrop Grumman Corporation, Northrop Grumman Systems Corporation and Litton Industries,
      Inc., the Lenders party thereto, The Chase Manhattan Bank and Credit Suisse First Boston, as Co-
      Administrative Agents, Salomon Smith Barney Inc., as Syndication Agent, and The Bank of Nova
      Scotia and Deutsche Banc Alex. Brown, Inc. as Co-Documentation Agents (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to Form S-4 Registration Statement No. 333-54800
      filed March 27, 2001)

10.9  Retention Bonus Agreement between Northrop Grumman Corporation and Thomas C. Schievelbein
      dated November 7, 2001 (incorporated by reference to Exhibit 10.32 to Amendment No. 5 to Form S-4
      Registration Statement No. 333-61506 filed November 13, 2001)
10.10 Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Corporation of Litton Industries,
      Inc. indenture indebtedness (incorporated by reference to Exhibit 10.10 to Form 8-K filed dated and
      April 17, 2001)
10.11 Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Corporation of Northrop
      Grumman Systems Corporation indenture indebtedness (incorporated by reference to Exhibit 10.11 to
      Form 8-K dated and filed April 17, 2001)
10.12 Form of Guarantee dated as of April 3, 2001 by Northrop Grumman Systems Corporation of Litton
      Industries, Inc. indenture indebtedness (incorporated by reference to Exhibit 10.12 to Form 8-K dated and filed April 17, 2001)
10.13 Form of Guarantee dated as of April 3, 2001 by Litton Industries, Inc. of Northrop Grumman Systems
      Corporation indenture indebtedness (incorporated by reference to Exhibit 10.13 to Form 8-K dated and filed April 17, 2001)
10.14 1973 Incentive Compensation Plan as amended December 16, 1998 (incorporated by reference to
      Exhibit 10(c) to Form 10-K filed March 23, 1999)
10.15 1973 Performance Achievement Plan (incorporated by reference to Form 8-B filed June 21, 1985)
10.16 Northrop Grumman Corporation Supplemental Plan 2 (incorporated by reference to Exhibit 10(e) to
      Form 10-K filed February 22, 1996) and amended as of June 19, 1996 (incorporated by reference to
      Exhibit 10(e) to Form 10-K filed February 27, 1997)
10.17 Northrop Grumman Corporation ERISA Supplemental Plan I (incorporated by reference to Exhibit
      10(d) to Form 10-K filed February 28, 1994)
10.18 Retirement Plan for Independent Outside Directors as amended April 24, 1998 (incorporated by reference to Exhibit 10(g) to Form 10-K filed March 23, 1999)
10.19 1987 Long-Term Incentive Plan, as amended (incorporated by reference to Form SE filed March 30, 1989)
10.20 Executive Life Insurance Policy (incorporated by reference to Exhibit 10(i) to Form 10-K filed
      February 22, 1996)
10.21 Executive Accidental Death, Dismemberment and Plegia Insurance Policy (incorporated by reference to Exhibit 10(j) to Form 10-K filed February 22, 1996)
10.22 Executive Long-Term Disability Insurance Policy (incorporated by reference to Exhibit 10(k) to Form
      10-K filed February 22, 1996)
10.23 Key Executive Medical Plan Benefit Matrix (incorporated by reference to Exhibit 10(l) to Form 10-K filed February 22, 1996)
10.24 Executive Dental Insurance Policy Group Numbers 5134 and 5135 (incorporated by reference to
      Exhibit 10(m) to Form 10-K filed February 22, 1996)
10.25 Group Excess Liability Policy (incorporated by reference to Exhibit 10(n) to Form 10-K filed February
      22, 1996)
10.26 Northrop Grumman 1993 Long-Term Incentive Stock Plan, as amended and restated (incorporated by reference to Exhibit 4.1 to Form S-8 Registration Statement filed November 25, 1998)
10.27 Northrop Corporation 1993 Stock Plan for Non-Employee Directors (incorporated by reference to
      Exhibit B to the Northrop Corporation 1993 Proxy Statement filed March 30, 1993), amended as of
      September 21, 1994 (incorporated by reference to Exhibit 10(q) to Form 10-K filed March 21, 1995)
10.28 Northrop Grumman Corporation 1995 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed March 30, 1995)
10.29 Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan (incorporated by reference to Exhibit 10(b) to Form 10-Q filed November 4, 1999)
10.29 Northrop Grumman Corporation March 2000 Change-in-Control Severance Plan (incorporated by reference to Exhibit 10(b) to Form 10-Q filed November 4, 1999)


 10.30 Form of Northrop Grumman Corporation March 2000 Special Agreement (effective March 1, 2000)
       (incorporated by reference to Exhibit 10(a) to Form 10-Q filed November 4, 1999)

*10.31 Northrop Grumman Executive Deferred Compensation Plan (effective December 29, 1994, as amended and restated effective November 2, 2000 and amended March 1, 2001

 10.32 Northrop Grumman Corporation Non-Employee Directors Equity Participation Plan, as amended
       March 15, 2000 (incorporated by reference to Exhibit 10(a) to Form 10-Q filed May 9, 2000)

 10.33 CPC Supplemental Executive Retirement Program (incorporated by reference to Exhibit 10(u) to
       Form 10-K filed March 30, 1998)

 10.34 Northrop Grumman Estate Enhancement Program, effective November 1, 2000 (incorporated by reference to Exhibit 10(v) to Form 10-K/A filed March 8, 2001)

 10.35 Special Officer Retiree Medical Plan as amended December 19, 2000 (incorporated by reference to
       Exhibit 10(w) to Form 10-K/A filed March 8, 2001)

*10.36 Northrop Grumman Deferred Compensation Plan (effective December 1, 2000) and amended March
       1, 2001, March 30, 2001 and September 14, 2001

*10.37 Consultant Agreement dated January 7, 2002 between Northrop Grumman Corporation and
       Ralph D. Crosby, Jr.

*10.38 Agreement dated December 22, 2001 between Northrop Grumman Corporation and Ralph D. Crosby,
       Jr.

*10.39 Form of Indemnification Agreement between Northrop Grumman Corporation and its directors and executive officers

 *12.1 Ratios of Earnings to Fixed Charges

 *15.1 Letter from Independent Accountants Regarding Unaudited Interim Financial Information

 *21.1 Subsidiaries

 *23.1 Consent of Deloitte & Touche LLP (for Northrop Systems)

 *23.2 Consent of Deloitte & Touche LLP (for Litton Industries)

 *23.3 Consent of Arthur Andersen LLP (for Newport News)

 *23.4 Consent of John H. Mullan (included in Exhibit 5.1)

 *23.5 Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1)

 *24.1 Power of Attorney

 *99.1 Form of Letter of Transmittal for Common Shares

 *99.2 Form of Letter of Transmittal for Serial Preference Shares

 *99.3 Form of Notice of Guaranteed Delivery for Common Shares

 *99.4 Form of Notice of Guaranteed Delivery for Serial Preference Shares

 *99.5 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees,
       Common Shares and Serial Preference Shares

 *99.6 Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and
       Other Nominees, Common Shares

 *99.7 Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and
       Other Nominees, Serial Preference Shares

 *99.8 Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

 *99.9 Form 041 Filing of Information Pertaining to a Control Bid

*99.10 Acquiring Person Statement, dated March 4, 2002

 99.11 Press Release, dated February 22, 2002 (incorporated by reference to Rule 425 filing filed
       February 27, 2002)

 99.12 Slide Presentation, dated February 27, 2002 (incorporated by reference to Rule 425 filing filed
       February 27, 2002)


*99.13 Press Release, dated March 3, 2002

*99.14 Summary Advertisement as published in the Wall Street Journal on March 4, 2002

*    Filed with this offer to exchange

(b)  None

(c)  None

ITEM 22.  UNDERTAKINGS.

   (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (C)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (F) The undersigned registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 4th day of March, 2002.

                                                    /S/  JOHN H. MULLAN
                                          By: _______________________________
                                                       John H. Mullan
                                                Corporate Vice President and
                                                         Secretary

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard B. Waugh, Jr., W. Burks Terry and John H. Mullan with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together, shall constitute one instrument.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                       Title                 Date
          ---------                       -----                 ----

       /S/  KENT KRESA        Chairman of the Board,        March 4, 2002
-----------------------------   President and Chief
         Kent Kresa             Executive Officer and
                                Director (Principal
                                Executive Officer)

    /S/  RONALD D. SUGAR      President and Chief Operating March 4, 2002
-----------------------------   Officer and Director
       Ronald D. Sugar

 /S/  RICHARD B. WAUGH, JR.   Corporate Vice President and  March 4, 2002
-----------------------------   Chief Financial Officer
    Richard B. Waugh, Jr.       (Principal Financial
                                Officer)

    /S/  SANDRA J. WRIGHT     Corporate Vice President and  March 4, 2002
-----------------------------   Controller (Principal
      Sandra J. Wright          Accounting Officer)

   /S/  JOHN T. CHAIN, JR.    Director                      March 4, 2002
-----------------------------
     John T. Chain, Jr.

          Signature                       Title                 Date
          ---------                       -----                 ----

    /S/ LEWIS W. COLEMAN      Director                      March 4, 2002
-----------------------------
      Lewis W. Coleman

        /S/ VIC FAZIO         Director                      March 4, 2002
-----------------------------
          Vic Fazio

      /S/ PHILLIP FROST       Director                      March 4, 2002
-----------------------------
        Phillip Frost

    /S/ CHARLES R. LARSON     Director                      March 4, 2002
-----------------------------
      Charles R. Larson

     /S/ JAY H. NUSSBAUM      Director                      March 4, 2002
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       Jay H. Nussbaum

    /S/ AULANA L. PETERS      Director                      March 4, 2002
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      Aulana L. Peters

  /S/ JOHN BROOKS SLAUGHTER   Director                      March 4, 2002
-----------------------------
    John Brooks Slaughter